Exhibit 10.1

Certain portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT (NOR SHALL IT BE CONSTRUED TO BE) AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT (TOGETHER WITH THE EXHIBITS AND ANNEXES ATTACHED HERETO) DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS (AS DEFINED BELOW) THAT ARE DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION AND EXECUTION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE EFFECTIVENESS OF ANY RESTRUCTURING TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN OR IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of November 2, 2026 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (1) through (7) of this preamble, collectively, the “Parties”):1

1.

Karyopharm Therapeutics Inc., a corporation incorporated under the Laws of the State of Delaware (“Karyopharm”), and each of its affiliates listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to each counsel to the Consenting Stakeholders (the Entities in this clause (1), collectively, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

2.

the undersigned holders or beneficial owners of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Term Loan Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting 1L Lenders”);

3.

the undersigned holders or beneficial owners of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2028 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting 2028 Noteholders”);

4.

the undersigned holders or beneficial owners of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2029 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting 2029 Noteholders,” and, together with the Consenting 1L Lenders and the Consenting 2028 Noteholders, the “Consenting Funded Debt Parties”);

5.

the undersigned holders or beneficial owners of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Royalty Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting Royalty Investors”);

6.

the undersigned holders or beneficial owners of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, shares of Convertible Preferred Stock that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the “Consenting Preferred Shareholders,” and, together with the Consenting Funded Debt Parties and the Consenting Royalty Investors, the “Consenting Stakeholders”); and

7.	Ayrmid Ltd., a private limited company incorporated under the Laws of England and Wales (“Ayrmid”).

RECITALS

WHEREAS, the Company Parties, the Consenting Stakeholders, and Ayrmid have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the Plan, attached hereto as Exhibit B, the Disclosure Statement, attached hereto as Exhibit C, the DIP Term Sheet, attached hereto as Exhibit D, and the Ayrmid Transaction Term Sheet, attached hereto as Exhibit E (the transactions described in or contemplated by this Agreement (including any Acceptable Alternative Transaction), the Plan, the Disclosure Statement, the DIP Term Sheet, and, as applicable, the Ayrmid Transaction Term Sheet, the “Restructuring Transactions”);

WHEREAS, as of the Execution Date, the Consenting Stakeholders hold, own, or control, in the aggregate, the following Company Claims/Interests:

(a) the Consenting 1L Lenders hold, own, or control $128,981,939 in aggregate outstanding principal amount of the Term Loans, representing 100% of the aggregate outstanding principal amount of the Term Loans;

(b) the Consenting 2028 Noteholders hold, own, or control $15,648,085 in aggregate outstanding principal amount of the 2028 Notes, representing 100% of the aggregate outstanding principal amount of the 2028 Notes;

(c) the Consenting 2029 Noteholders hold, own, or control $107,974,339 in aggregate outstanding principal amount of the 2029 Notes, representing 100% of the aggregate outstanding principal amount of the 2029 Notes;

(d) the Consenting Royalty Investors hold, own, or control $113,536,880 in aggregate outstanding amount of Royalty Claims, representing 100% of the aggregate outstanding amount of the Royalty Claims; and

(e) the Consenting Preferred Shareholders hold, own, or control 17,749 shares of Convertible Preferred Stock, representing 100% of the aggregate outstanding shares of the Convertible Preferred Stock.

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”);

WHEREAS, the Company Parties, through the marketing and sale process for their assets, have selected Ayrmid as the stalking horse bidder for such assets, and intend to enter into the Merger Agreement and to effectuate the Ayrmid Transaction through the Plan (subject to higher or better offers);

WHEREAS, certain of the Consenting Stakeholders have elected to commit to provide the DIP Facility, and the Company Parties and the Consenting Stakeholders have reached an agreement for the consensual use of cash collateral (as defined in the Bankruptcy Code);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, on a several but not joint basis, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“2028 Indenture” means that certain Indenture, dated as of October 10, 2025, providing for the issuance of the 2028 Notes, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“2028 Notes” means those 9.00% convertible senior notes due 2028 under the 2028 Indenture.

“2028 Notes Claims” means any Claim on account of the 2028 Notes.

“2029 Indenture” means that certain Indenture, dated as of October 10, 2025, providing for the issuance of the 2029 Notes, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“2029 Notes” means those 9.00% convertible senior notes due 2029 under the 2029 Indenture.

“2029 Notes Claims” means any Claim on account of the 2029 Notes.

“Acceptable Alternative Transaction” means, to the extent consented to in writing by the Required Consenting Funded Debt Parties and the Required Consenting Royalty Investors, any Sale Transaction with an Entity other than Ayrmid that provides for net proceeds at closing of at least $335,384,812; provided that $18,750,000 of such amount allocable to the Royalty Claims held by the Consenting Royalty Investors (or their affiliates) may be satisfied with cash or non-cash consideration, in such form as is acceptable to such holders of Royalty Claims in their discretion, having a value of not less than such portion.

“Acceptable Alternative Transaction Notification” means delivery of written notice by the Debtors, with the consent of the Required Consenting Funded Debt Parties, to Ayrmid of a determination to pursue an Acceptable Alternative Transaction.

“Ad Hoc Group” means the ad hoc group of holders of Term Loan Claims, 2028 Notes Claims, and 2029 Notes Claims represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, (a) Latham & Watkins LLP, as counsel, (b) Haynes and Boone, LLP, as local counsel, (c) Houlihan Lokey Capital, Inc., as investment banker and financial advisor, and (d) any other advisor retained by or on behalf of the Ad Hoc Group.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Term Loans, the 2028 Notes, the 2029 Notes, and/or the Royalty Agreement, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02.

“Agreement Effective Date” means the date on which the conditions to the effectiveness of this Agreement as set forth in Section 2 have been satisfied or waived in accordance with this Agreement.

“Agreement Effective Period” means the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a Party hereto after the Agreement Effective Date, the date on which such Consenting Stakeholder executes and delivers a Transfer Agreement or a Joinder to counsel to the Company Parties in accordance with the terms hereof) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, financing (including any debtor-in-possession financing, cash collateral usage, or exit financing), refinancing, debt incurrence, debt investment, equity investment, liquidation, tender offer, exchange offer, recapitalization, plan of reorganization or liquidation, share exchange, business combination, joint venture, partnership, or similar transaction, or series of related transactions, involving any one or more Company Parties or any of their respective subsidiaries, or the assets, liabilities, debt, equity, or other interests of any one or more of the Company Parties or any of their respective subsidiaries, other than the Restructuring Transactions, or any other transaction involving any one or more of the Company Parties that is an alternative to or inconsistent with the Restructuring Transactions; provided, that any transaction implemented pursuant to an amendment of this Agreement effected in accordance with Section 15 shall not constitute an Alternative Restructuring Proposal.

“Ayrmid” has the meaning set forth in the preamble to this Agreement.

“Ayrmid Advisors” means, collectively, (a) Paul Hastings LLP, as counsel to Ayrmid, (b) any local counsel to Ayrmid, and (c) any other financial advisor, investment banker, or other advisor retained by or on behalf of Ayrmid.

“Ayrmid Milestones” has the meaning set forth in Section 4.01 of this Agreement.

“Ayrmid Outside Date” means the date that is 110 days after the Petition Date.

“Ayrmid Termination Events” has the meaning set forth in Section 14.03 of this Agreement.

“Ayrmid Transaction” means that proposed reorganization incorporating the Sale Transaction with Ayrmid as counterparty, as detailed in the Ayrmid Transaction Term Sheet.

“Ayrmid Transaction Term Sheet” means that certain term sheet containing material terms of a proposed reorganization incorporating the Sale Transaction with Ayrmid as counterparty, attached hereto as Exhibit E.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bid Protections” means the break-up fee, expense reimbursement, and other bid protections set forth in the Ayrmid Transaction Term Sheet and/or the Merger Agreement, to the extent approved in the Bidding Procedures Order or other order entered by the Bankruptcy Court.

“Bidder Capacity” means, with respect to the Highbridge Funds and/or Ayrmid, acting in a capacity as, or as a direct or indirect participant in, a bidder or potential bidder for all or any portion of the Company Parties’ equity or assets, including pursuant to the Plan.

“Bidding Procedures Motion” means any motion filed by the Debtors seeking entry of the Bidding Procedures Order, together with all exhibits thereto and any declarations, affidavits, or other documents filed in connection with such motion.

“Bidding Procedures Order” means any order entered by the Bankruptcy Court on the docket of the Chapter 11 Cases approving the Debtors’ proposed procedures for conducting a sale and marketing process for their equity and/or assets.

“Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in rule 9006(a) of the Federal Rules of Bankruptcy Procedure), or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Term Loan Claims, the 2028 Notes Claims, the 2029 Notes Claims, the Royalty Claims, and the Convertible Preferred Stock.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Company Party Termination Events” has the meaning set forth in Section 14.04 of this Agreement.

“Conditional Disclosure Statement Order” means the order entered by the Bankruptcy Court on the docket of the Chapter 11 Cases conditionally approving the Disclosure Statement and approving the Solicitation Materials.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting 1L Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2028 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2029 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Funded Debt Parties” has the meaning set forth in the preamble to this Agreement.

“Consenting Funded Debt Party Termination Events” has the meaning set forth in Section 14.01 of this Agreement.

“Consenting Preferred Shareholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Royalty Investor Termination Events” has the meaning set forth in Section 14.02 of this Agreement.

“Consenting Royalty Investors” has the meaning set forth in the preamble to this Agreement.

“Consenting Royalty Investors Advisors” means, collectively, Hogan Lovells Cadwalader US LLP, as counsel, and Stifel Financial Corp., as financial advisor.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Convertible Preferred Stock” means an aggregate of 20,000 shares of 0% Series A convertible perpetual preferred stock, par value $0.0001 per share, issued by Karyopharm under that certain Certificate of Designations of 0% Series A Convertible Perpetual Preferred Stock of Karyopharm Therapeutics Inc., dated as of September 17, 2026, in connection with the Fee Agreement.

“Debtors” means the Company Parties that commence the Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Agent” means the administrative agent and collateral agent under the DIP Facility, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Documents.

“DIP Budget” has the meaning set forth in the DIP Orders.

“DIP Documents” means, collectively, the DIP Term Sheet, the DIP Motion, the DIP Orders, any credit agreement governing the DIP Facility, and any other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, as any of the foregoing may be amended, modified, or supplemented from time to time in accordance with the terms hereof and thereof.

“DIP Facility” means the superpriority senior secured DIP term loan facility to be provided on the terms set forth in the DIP Documents.

“DIP Lenders” has the meaning set forth in the DIP Term Sheet.

“DIP Motion” means any motion filed by the Company Parties seeking entry of the DIP Orders, together with all exhibits thereto and any declarations, affidavits, or other documents filed in connection with such motion.

“DIP Orders” means, together, the Interim DIP Order, the Final DIP Order, and any other order approving the DIP Facility.

“DIP Term Sheet” means that certain term sheet containing the material terms of the DIP Facility, attached hereto as Exhibit D.

“Disclosure Statement” means the disclosure statement with respect to the Plan and all exhibits, appendices, and schedules thereto, each as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof or hereof, as attached hereto as Exhibit C.

“Disclosure Statement Order” means the interim and final orders of the Bankruptcy Court entered on the docket of the Chapter 11 Cases approving the Disclosure Statement (including the Conditional Disclosure Statement Order) and, to the extent necessary, approving the related Solicitation Materials, which final order may be the Confirmation Order.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement); provided that 2028 Notes Claims and 2029 Notes Claims shall not constitute Equity Interests.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fee Agreement” means that certain letter agreement, Re: Fee Agreement Pursuant to Forbearance Agreement, dated as of September 10, 2026, entered into by and among Karyopharm and each of the Consenting Stakeholders party to the September 2026 Forbearance Agreement, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Final DIP Order” means an order by the Bankruptcy Court entered on the docket of the Chapter 11 Cases approving the DIP Facility and related relief on a final basis.

“First Day Pleadings” means the first-day pleadings that the Company Parties, in consultation with the Required Consenting Funded Debt Parties, determine are necessary or desirable to file with the Bankruptcy Court.

“Funded Debt” means, collectively, the 2028 Notes, the 2029 Notes, and the Term Loans.

“Governmental Entity” means any “Governmental Unit” as defined in section 101(27) of the Bankruptcy Code and any applicable federal, state, local, or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal, or other instrumentality thereof, or any self-regulatory organization.

“HCR Collateral Management” means HCR Collateral Management, LLC, as collateral agent under the Royalty Agreement.

“HCR Karyopharm SPV” means HCR Karyopharm SPV, LLC, as replacement collateral agent under the Royalty Agreement.

“Highbridge Funds” means, collectively, each holder of Company Claims/Interests whose Company Claims/Interests are beneficially owned or managed by Highbridge Capital Management, LLC or any of its affiliates, and each holder of Company Claims/Interests that is an affiliate of Ayrmid.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of October 10, 2025, by and among Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent under the Term Loan Credit Agreement, Wilmington Savings Fund Society, FSB, in its capacity as collateral trustee under that certain Collateral Trust Agreement, dated as of October 10, 2025, and HCR Karyopharm SPV, LLC, as royalty collateral agent, as acknowledged by Karyopharm and the other grantors party thereto, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Interim DIP Order” means an order by the Bankruptcy Court entered on the docket of the Chapter 11 Cases approving the DIP Facility and related relief on an interim basis.

“Joinder” means an executed form of the joinder providing, among other things, that a holder of Company Claims/Interests is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit G.

“Karyopharm Europe” means Karyopharm Europe GmbH.

“Law” means any federal, state, local, or foreign law (including, in each case, any common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ, or other legal requirement, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Entity of competent jurisdiction (including the Bankruptcy Court).

“Lender Capacity” means, with respect to the Highbridge Funds, acting solely in their capacity as a holder of Company Claims/Interests and a member of the Ad Hoc Group.

“Merger Agreement” means an agreement to be entered into pursuant to the Ayrmid Transaction Term Sheet in order to effectuate the Ayrmid Transaction, including all exhibits and schedules thereto, as may be amended, modified, or supplemented in accordance with the terms thereof and this Agreement, a substantially final form of which shall be filed with the Plan Supplement.

“MF CVR Agreement” means the contingent value rights agreement providing for a synthetic royalty in the proceeds of XPOVIO® (selinexor) for patients with myelofibrosis, a substantially final form of which shall be filed with the Plan Supplement.

“Milestones” has the meaning set forth in Section 4.01.

“New Corporate Governance Documents” means, in the event of consummation of the Ayrmid Transaction, the documents providing for corporate governance of NewCo and/or the Reorganized Debtors, as applicable, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which (a) shall be consistent with the terms of this Agreement and the consent rights contained herein and (b) shall be filed with the Plan Supplement.

“NewCo” means, in the event of consummation of the Ayrmid Transaction, the Entity that, upon consummation of the transactions pursuant to the Merger Agreement, shall directly or indirectly own the equity interests and assets of Reorganized Karyopharm and Ayrmid acquired in the Ayrmid Transaction or, if the Merger Agreement so provides, is the surviving Entity of the Ayrmid Transaction, in each case as identified in the Merger Agreement and the Plan.

“NewCo Term Loan Credit Agreement” means the credit agreement among NewCo and certain other Reorganized Debtors and affiliates, as applicable, and the lenders and administrative and collateral agents party thereto to effectuate the issuance of the exit term loans.

“NewCo Term Loan Documents” means the NewCo Term Loan Credit Agreement, any security agreement, and all other documentation governing the NewCo Term Loan Facility.

“NewCo Term Loan Facility” means the senior secured exit term loan facility in the amount of $135,000,000 in new money loans entered into by NewCo and certain other Reorganized Debtors as set forth in the Ayrmid Transaction Term Sheet and in the NewCo Term Loan Documents.

“NOL Motion” means the Debtors’ Emergency Motion for Entry of an Order (I) Approving Notification and Hearing Procedures for Certain Transfers of, and Declarations of Worthlessness with Respect to, Restricted Interests; and (II) Granting Related Relief to be filed in the Chapter 11 Cases.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means any license, permit, registration, authorization, approval, certificate of authority, accreditation, qualification, or similar document or authority that has been issued or granted by any Governmental Entity, if applicable.

“Permitted Transfer” means each Transfer of any Company Claim/Interest that meets the requirements of Section 11 of this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 11.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case with the Bankruptcy Court.

“Plan” means the joint chapter 11 plan filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions, which shall be in form and substance reasonably acceptable to the Required Consenting Funded Debt Parties, the Company Parties and, to the extent set forth in Section 3.02, Ayrmid, attached hereto as Exhibit B.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents, forms of documents, term sheets, agreements, schedules, or exhibits to the Plan (together with any amendments, supplements, or modifications thereto) that will be filed by the Debtors with the Bankruptcy Court, which shall be in form and substance reasonably acceptable to the Required Consenting Funded Debt Parties, the Company Parties and, to the extent set forth in Section 3.02, Ayrmid.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public, the syndicated loan market, the high yield bond market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term loans or debt or equity securities).

“Reorganized Debtors” means, collectively, Reorganized Karyopharm and each other Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise (including NewCo), on and after the Plan Effective Date.

“Reorganized Karyopharm” means Karyopharm, as reorganized on the Plan Effective Date in accordance with the Plan.

“Required Consenting 1L Lenders” means, as of the relevant date and subject to Section 16.26, Consenting 1L Lenders holding at least 50.01% of the aggregate outstanding principal amount of the Term Loans that are held by the Consenting 1L Lenders; provided, that if as of such date there are two or more Consenting 1L Lenders, Required Consenting 1L Lenders shall include at least two unaffiliated Consenting 1L Lenders.

“Required Consenting 2028 Noteholders” means, as of the relevant date and subject to Section 16.26, Consenting 2028 Noteholders holding at least 50.01% of the aggregate outstanding principal amount of the 2028 Notes that are held by the Consenting 2028 Noteholders; provided, that if as of such date there are two or more Consenting 2028 Noteholders, Required Consenting 2028 Noteholders shall include at least two unaffiliated Consenting 2028 Noteholders.

“Required Consenting 2029 Noteholders” means, as of the relevant date and subject to Section 16.26, Consenting 2029 Noteholders holding at least 50.01% of the aggregate outstanding principal amount of the 2029 Notes that are held by the Consenting 2029 Noteholders; provided, that if as of such date there are two or more Consenting 2029 Noteholders, Required Consenting 2029 Noteholders shall include at least two unaffiliated Consenting 2029 Noteholders.

“Required Consenting Funded Debt Parties” means, as of the relevant date and subject to Section 16.26, each of the Required Consenting 1L Lenders, the Required Consenting 2028 Noteholders, and the Required Consenting 2029 Noteholders.

“Required Consenting Royalty Investors” means, as of the relevant date, the Consenting Royalty Investors holding at least 50.01% of the aggregate amount of the Royalty Claims owed to the Consenting Royalty Investors.

“Restructuring Fees and Expenses” means all reasonable and documented accrued and unpaid fees, costs, expenses, and disbursements of each of the Ad Hoc Group Advisors, in each case, incurred, as applicable to such advisor, in connection with the Restructuring Transactions, this Agreement, the September 2026 Forbearance Agreement, the Chapter 11 Cases, and the Definitive Documents, including all such fees (including any earned and payable restructuring, sale, success, or other transaction or similar fee), costs, expenses, and disbursements incurred in connection with the diligence, development, negotiation, preparation, and execution of, and any amendment, supplement, or modification to, this Agreement, the September 2026 Forbearance Agreement, and the Definitive Documents, the diligence, analysis, consummation, and administration of the transactions contemplated hereby and thereby, and the enforcement or preservation of any rights under this Agreement, the September 2026 Forbearance Agreement, or any Definitive Document, in each case whether incurred before, on, or after the Execution Date.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Royalty Agreement” means that certain Revenue Interest Financing Agreement, dated September 14, 2019, by and among Karyopharm, the Royalty Investor Representative, and certain Royalty Investors, as amended by (i) that certain Omnibus Amendment to Transaction Documents, dated June 23, 2021, by and among Karyopharm, Karyopharm Europe, Karyopharm Therapeutics (Bermuda) Ltd., certain Royalty Investors party thereto, the Royalty Investor Representative, and HCR Collateral Management, (ii) that certain Second Amendment to Revenue Interest Financing Agreement, dated August 1, 2023, by and among Karyopharm, Karyopharm Europe, certain Royalty Investors party thereto, the Royalty Investor Representative, and HCR Collateral Management, (iii) that certain Second Omnibus Amendment to Transaction Documents, dated May

8, 2024, by and among Karyopharm, Karyopharm Europe, certain Royalty Investors party thereto, the Royalty Investor Representative, HCR Collateral Management, and HCR Karyopharm SPV, (iv) that certain Third Amendment to Revenue Interest Financing Agreement, dated August 14, 2025, by and among Karyopharm, certain Royalty Investors party thereto, the Royalty Investor Representative, HCR Collateral Management, and HCR Karyopharm SPV, (v) that certain Fourth Amendment to Revenue Interest Financing Agreement, dated August 27, 2025, by and among Karyopharm, certain Royalty Investors party thereto, the Royalty Investor Representative, HCR Collateral Management, and HCR Karyopharm SPV, (vi) that certain Sixth Amendment to Revenue Interest Financing Agreement, dated October 7, 2025, by and among Karyopharm, certain Royalty Investors party thereto, the Royalty Investor Representative, HCR Collateral Management, and HCR Karyopharm SPV, and as may be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Royalty Claims” means any Claims on account of the Royalty Agreement.

“Royalty Investor Representative” means HealthCare Royalty Management, LLC, as investor representative under the Royalty Agreement.

“Royalty Investors” has the meaning set forth in the Royalty Agreement.

“Royalty Investors Fees” means, collectively, (a) reasonable and documented accrued and unpaid fees for the Consenting Royalty Investors’ legal counsel (subject only to objection if in excess of $600,000), and (b) with respect to the Consenting Royalty Investors’ financial advisor, (i) monthly fees of $150,000 solely to the extent accruing from the Petition Date until the closing of the Ayrmid Transaction or an Acceptable Alternative Transaction and (ii) solely in the event of the consummation of an Acceptable Alternative Transaction, (A) if transaction proceeds are sufficient to pay all Funded Debt outstanding in full and in cash, then a $1,000,000 deferred fee, or (B) if transaction proceeds are insufficient to pay all Funded Debt outstanding in full in cash, then a $500,000 deferred fee, in each case payable upon consummation of such Acceptable Alternative Transaction and solely from the proceeds thereof.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Sale Order” means any order by the Bankruptcy Court entered on the docket of the Chapter 11 Cases approving a Sale Transaction, which order may be the Confirmation Order, if applicable.

“Sale Process Matter” means any matter relating to the marketing, solicitation, negotiation, evaluation, selection, approval, or consummation of a Sale Transaction or any Alternative Restructuring Proposal, including (a) the Bidding Procedures Motion, the Bidding Procedures Order, the Sale Order, the Merger Agreement, and any other asset purchase agreement with respect to the Company Parties’ assets, (b) bid deadlines, bid qualification and selection criteria, auction mechanics, minimum overbid increments, and stalking horse designation, (c) any bid protections, including break-up fees and expense reimbursement, (d) credit bidding, and (e) any sale-related Milestones or consent rights.

“Sale Transaction” means the sale of all or substantially all of the Debtors’ assets to, or a merger of the Debtors with, Ayrmid or another party selected by the Debtors with the consent of the Required Consenting Funded Debt Parties, each of which shall be effectuated pursuant to the Plan or section 363 of the Bankruptcy Code and included in the Restructuring Transactions.

“Securities Act” means the Securities Act of 1933, as amended.

“September 2026 Forbearance Agreement” means that certain Forbearance Agreement and Limited Waiver to Indentures, dated as of September 10, 2026, entered into by and among the Company Parties, certain of the Consenting Stakeholders, and the Agents/Trustees, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Solicitation” means the solicitation of votes to accept or reject the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code in accordance with this Agreement and the Plan.

“Solicitation Materials” means all documents, ballots, forms, and other materials provided in connection with the Solicitation.

“Term Loan Claims” means any Claims on account of the Term Loans.

“Term Loan Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 8, 2024, as amended by that certain First Amendment and Waiver to Credit and Guaranty Agreement, dated October 7, 2025, and that certain Second Amendment to Credit and Guaranty Agreement, dated as of February 27, 2026, and as otherwise amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Term Loans” means the indebtedness under the Term Loan Credit Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 14.01, 14.02, 14.03, 14.04, 14.05, 14.06 or 15(b).

“Transfer” means to sell, resell, reallocate, use, pledge, loan, assign, transfer, hypothecate, participate, donate, tender or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), or to grant any proxy with respect to, deposit into any voting trust, or enter into any voting agreement with respect to, any Company Claims/Interests.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee of Company Claims/Interests is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit F.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the Term Loans, the 2028 Notes, the 2029 Notes, and/or the Royalty Agreement, including any successors thereto.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified and without limiting the applicable consent rights of the Consenting Stakeholders as set forth in this Agreement, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided, that any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel identified pursuant to Section 16.10 other than counsel to the Company Parties or counsel to Ayrmid;

(k) the phrase “hold, own, or control” shall be deemed to be followed by the words “(including through beneficial ownership or as investment advisor, sub-advisor, or manager of discretionary accounts or funds for the account of a beneficial owner)”;

(l) to “beneficially own” or have “beneficial ownership” shall include having an interest in any Company Claims/Interests as a result of an open trade, total return swap, or other similar transaction; provided, that this clause (l) shall not apply for purposes of Section 11, and whether any Transfer has occurred shall be determined solely in accordance with Section 11; and

(m) to the extent any commitment, covenant, or other obligation of a Consenting Stakeholder under this Agreement requires or contemplates any action to be taken by an Agent/Trustee, such commitment, covenant, or obligation shall be construed to require only that such Consenting Stakeholder use commercially reasonable efforts to direct the applicable Agent/Trustee, or any of its brokers, sub-agents, nominees, or custodians, to take such action; provided, that no Consenting Stakeholder shall be required to provide any Agent/Trustee, or any other person, with any indemnity, security, prefunding, or similar monetary undertaking in connection with giving any such direction.

Section 2. Effectiveness of This Agreement. This Agreement shall become effective and binding upon each of the Parties on the date and time on which all of the following conditions have been satisfied or waived by the applicable Parties in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) holders of at least 66.7% of the aggregate outstanding principal amount of the Term Loans shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(c) holders of at least 66.7% of the aggregate outstanding principal amount of the 2028 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(d) holders of at least 66.7% of the aggregate outstanding principal amount of the 2029 Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(e) holders of at least 66.7% of the aggregate outstanding amount of the Royalty Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(f) Ayrmid shall have executed and delivered its counterpart signature page of this Agreement to counsel to the Company Parties;

(g) the Company Parties shall have paid in full in cash all Restructuring Fees and Expenses incurred up to (and including) the Agreement Effective Date for which a reasonably detailed invoice has been received by the Company Parties no later than two (2) Business Days prior to the Agreement Effective Date; and

(h) counsel to the Company Parties shall have given notice to each counsel to the Consenting Stakeholders and counsel to Ayrmid in the manner set forth in Section 16.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions (including all exhibits, schedules, amendments, modifications, supplements, appendices, annexes, instructions, and attachments thereto) shall include the following: (a) this Agreement; (b) the Plan; (c) the Confirmation Order; (d) the Disclosure Statement; (e) the Disclosure Statement Order; (f) the

Solicitation Materials; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the DIP Documents; (i) the Plan Supplement; (j) the Bidding Procedures Motion and the Bidding Procedures Order; (k) the Sale Order; (l) the Merger Agreement or any other asset purchase agreement with respect to the Company Parties’ assets; (m) the MF CVR Agreement; (n) the New Corporate Governance Documents; (o) the NewCo Term Loan Documents; (p) the restated Royalty Agreement; and (q) any and all other agreements, deeds, documentation, instruments, notices, filings, pleadings, motions, applications, briefs, objections, responses, declarations, affidavits, schedules, certificates, letters, memoranda, term sheets, stipulations, settlements, releases, and orders (and any amendments, modifications, or supplements to any of the foregoing) that are necessary or advisable (or that are executed or delivered) to implement, consummate, or document this Agreement, the Plan, and/or the Restructuring Transactions.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to this Agreement, the Plan, and/or the Restructuring Transactions shall, except as otherwise expressly provided herein, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 15. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date (and any modifications, amendments, or supplements thereto) shall, except as provided herein, be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Funded Debt Parties; provided, that, the Company Parties’ consent rights as to the form and substance of the NewCo Term Loan Documents shall be limited to such terms that directly concern the feasibility of the Plan; provided, further, that, the Bidding Procedures Motion and the Bidding Procedures Order (and any modifications, amendments, or supplements thereto) shall be in form and substance acceptable to the Required Consenting Funded Debt Parties and, solely with respect to the portions thereof concerning the Bid Protections, Ayrmid Outside Date, and the other terms on which Ayrmid may be required to serve as back-up bidder if such requirements are inconsistent with the terms hereof or of the Ayrmid Transaction Term Sheet, Ayrmid. Notwithstanding anything to the contrary herein, until an Acceptable Alternative Transaction Notification occurs, (a) the Plan, the Disclosure Statement, the Conditional Disclosure Statement Order, the Plan Supplement, the Confirmation Order, the Bidding Procedures Motion (solely to the extent materially inconsistent with the terms of this Agreement), the Bidding Procedures Order (solely to the extent materially inconsistent with the terms of this Agreement), the Merger Agreement, the MF CVR Agreement, the NewCo Term Loan Documents, the New Corporate Governance Documents and any modifications, amendments, or supplements to the foregoing shall be in form and substance reasonably acceptable to Ayrmid, and (b) each other Definitive Document shall, solely to the extent such Definitive Document relates to, describes, or affects Ayrmid, the Ayrmid Transaction, the Bid Protections, the Ayrmid Transaction Term Sheet or otherwise affects the rights or obligations of Ayrmid hereunder or thereunder, be in form and substance reasonably acceptable to Ayrmid. Notwithstanding anything to the contrary herein, neither the Consenting Stakeholders nor Ayrmid shall have consent rights with respect to any declarations filed by the Company Parties in the Chapter 11 Cases.

Section 4. Milestones.

4.01. On and after the Agreement Effective Date, the Company Parties shall implement the Restructuring Transactions in accordance with the following milestones (each, a “Milestone,” and, together, the “Milestones”), in each case, unless extended or waived in writing (email from counsel to the Ad Hoc Group shall suffice) by the Required Consenting Funded Debt Parties in their sole discretion or extended in accordance with Section 4.02; provided, that the Milestones set forth in Sections 4.01(b)(iii), 4.01(f) and, to the extent that the Debtors have not selected an Acceptable Alternative Transaction, 4.01(h) (the “Ayrmid Milestones”) may not be extended or waived without the prior written consent of Ayrmid (email from counsel to Ayrmid shall suffice), except as provided in Section 4.02; provided, further, that if any Milestone is not satisfied due to unavailability of the Bankruptcy Court, then such Milestone is so extended to the first day the Bankruptcy Court does have availability:

(a) no later than November 2, 2026, (i) the Petition Date shall have occurred, and (ii) the Debtors shall have filed the First Day Pleadings, the DIP Motion, the proposed Interim DIP Order, the Plan, the Disclosure Statement, the Solicitation Materials, and the proposed Bidding Procedures Order;

(b) no later than three (3) calendar days after the Petition Date, the Bankruptcy Court shall have entered on the docket of the Chapter 11 Cases (i) the Conditional Disclosure Statement Order, (ii) the Interim DIP Order, and (iii) the Bidding Procedures Order; provided, that with respect to the Bidding Procedures Order, this Milestone shall be deemed satisfied regardless of whether the Bidding Procedures Order includes approval of any break-up fee, expense reimbursement, or other bid protection identified in the Ayrmid Transaction Term Sheet;

(c) no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered on the docket for the Chapter 11 Cases the Final DIP Order;

(d) no later than sixty (60) days after the Petition Date, the Debtors shall have conducted an auction, if necessary, pursuant to the Bidding Procedures Order;

(e) no later than eighty (80) days after the Petition Date, the Bankruptcy Court shall have entered on the docket for the Chapter 11 Cases the Disclosure Statement Order;

(f) no later than eighty (80) days after the Petition Date, the Bankruptcy Court shall have entered on the docket for the Chapter 11 Cases the Sale Order (which may be the Confirmation Order);

(g) no later than eighty (80) days after the Petition Date, the Bankruptcy Court shall have entered on the docket for the Chapter 11 Cases the Confirmation Order; and

(h) no later than one hundred ten (110) days after the Petition Date, the Plan Effective Date shall have occurred.

4.02. If the Company Parties deliver an Acceptable Alternative Transaction Notification and the Acceptable Alternative Transaction is not consummated on or before one hundred ten (110) days after the Petition Date (or such other date as may be set forth in the Bidding Procedures Order), then, subject to the terms of the Bidding Procedures Order, if Ayrmid has been designated as the back-up bidder, then the applicable Milestones set forth in Section 4.01 shall, with the consent of the Required Consenting Funded Debt Parties and, with respect to the Ayrmid Milestones only, Ayrmid (each of which is not to be unreasonably withheld), be deemed extended to the extent reasonably necessary to effectuate the consummation of the Ayrmid Transaction.

Section 5. Commitments of the Consenting Stakeholders.

5.01. General Commitments.

(a) During the Agreement Effective Period but subject to Section 14, each Consenting Stakeholder agrees, subject to the limitations on the Highbridge Funds in Section 16.26 hereof, in respect of all of its Company Claims/Interests and on behalf of itself only, to:

(i) support the Restructuring Transactions and vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent consistent with this Agreement and necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii) use commercially reasonable efforts to oppose any party taking any actions contemplated in Section 5.01(b);

(iv) use commercially reasonable efforts to give any notice, order, instruction, or direction to the applicable Agents/Trustees reasonably necessary to give effect to the Restructuring Transactions; provided, that such Consenting Stakeholder shall not be required to provide the applicable Agents/Trustees, or any other person, with any indemnities or similar monetary undertakings in connection with taking any such action or direction;

(v) subject to the terms of this Agreement and the Definitive Documents, negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would reasonably be expected to prevent, hinder, impede, or delay the consummation of the Restructuring Transactions or that are reasonably necessary to effectuate the consummation of the Restructuring Transactions;

(vi) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party; provided, that subject to the terms of this Agreement, no Consenting Stakeholder shall be obligated to (1) waive (to the extent such Consenting Stakeholder has the power or right to waive) any condition to the consummation of any part of the Restructuring Transactions set forth in any Definitive Document or (2) approve any Definitive Document that is not in form and substance reasonably acceptable to such Consenting Stakeholder if such Definitive Document is required to be in form and substance reasonably acceptable to such Consenting Stakeholder pursuant to this Agreement;

(vii) consent to, be deemed to have consented to, support, and not oppose the DIP Facility and entry of the DIP Orders, to the extent consistent with the terms of this Agreement;

(viii) use commercially reasonable efforts to notify the Company Parties in writing (email being sufficient) within two (2) Business Days (or as soon as reasonably practicable) after any Consenting Stakeholder receives notice or obtains actual knowledge of (i) any event or circumstance that would be reasonably expected to permit any Party to terminate, or result in the termination of, this Agreement, (ii) any matter or circumstance that is, or is reasonably likely to be, a material impediment to the implementation or consummation of the Restructuring Transactions, (iii) any breach of this Agreement (including any breach by a Consenting Stakeholder), (iv) any representation or statement made or deemed made by any Consenting Stakeholder under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed made, (v) the commencement or threat of any material governmental or third-party complaint, litigation, investigation, or proceeding, including any proceeding challenging the validity of the Restructuring Transactions or any Definitive Document, and (vi) any enforcement or remedial action taken by any creditor of any Company Party, whether under any agreement governing the Funded Debt or otherwise; and

(ix) cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a manner that optimizes the tax efficiency (including by way of the preservation or enhancement of favorable tax attributes) of the Restructuring Transactions for the Company Parties, the Consenting Stakeholders and Ayrmid, as reasonably determined by the Company Parties, the Required Consenting Funded Debt Parties and Ayrmid; provided, that in the event that the Debtors elect to proceed with an Acceptable Alternative Transaction, the Consenting Stakeholders shall not be required to optimize tax efficiency for Ayrmid, nor shall Ayrmid have reasonable determination rights with respect to such Acceptable Alternative Transaction.

(b) During the Agreement Effective Period but subject to Section 14, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests and on behalf of itself only, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) propose, file, support, or vote in favor of any Alternative Restructuring Proposal that does not provide for payment in cash in full at closing of at least the amount set forth in the definition of “Acceptable Alternative Transaction”;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Definitive Documents, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Equity Interests in the Company Parties; or

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

(c) Notwithstanding anything to the contrary in this Agreement, if the Company Parties determine to pursue an Acceptable Alternative Transaction, then (i) each Consenting Stakeholder shall be bound by, and shall comply with its commitments under Sections 5.01 and 5.02 with respect to such Acceptable Alternative Transaction, the Plan and any other Definitive Documents implementing the same and (ii) the Ayrmid Transaction Term Sheet, the Merger Agreement, and any other document that would otherwise constitute a Definitive Document, to the extent it concerns the Ayrmid Transaction, shall in each case cease (unless and until Ayrmid is both designated as the back-up bidder and subsequently selected as the successful bidder) to (x) constitute part of the Restructuring Transactions or (y) be a Definitive Document; provided, that if such Acceptable Alternative Transaction would have a material, disproportionate, and adverse effect on the Company Claims/Interests held by any Consenting Stakeholder relative to the other Consenting Stakeholders holding Company Claims/Interests of the same class, the consent of each such affected Consenting Stakeholder shall also be required.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period but subject to Section 14, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees on behalf of itself only that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i) vote (or, with respect to any unsettled trade purchases or open swap arrangements, give a direction to each applicable trade or swap counterparty to timely vote or cause to be voted) each of its impaired Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of or opt in to the releases set forth in the Plan, as applicable, (1) elect not to opt out of or (2) elect to opt in to, as applicable, the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; and

(iv) support and not oppose the release, exculpation, injunction, and related provisions in the Plan.

(b) During the Agreement Effective Period but subject to Section 14, each Consenting Stakeholder, in respect of each of its Company Claims/Interests and on behalf of itself only, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, Ayrmid (subject to Section 16.26 hereof), or any other party in interest in the Chapter 11 Cases (including any official committee and the Office of the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement or any Definitive Document in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or any Definitive Document or asserting or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document; (d) limit the rights of any Consenting Stakeholder in respect of the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases that is not inconsistent with this Agreement, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Stakeholder’s obligations hereunder; (e) limit the ability of any Consenting Stakeholder to purchase, sell, or enter into any transactions regarding any Company Claims/Interests, subject to the terms of this Agreement and applicable Law; (f) except as and to the extent explicitly set forth in this Agreement, constitute a waiver or amendment of any term or provision of, or alter or diminish any right or obligation in, the Term Loan Credit Agreement, the 2028 Indenture, the 2029 Indenture, the Royalty Agreement or any related document; (g) except as and to the extent explicitly set forth in this Agreement, constitute a termination or release of any liens on, or security interests in, any of the assets or properties of the Company Parties that secure the obligations under the Term Loan Credit Agreement, the 2028 Indenture, the 2029 Indenture, the Royalty Agreement, or any related document; (h) except as and to the extent explicitly set forth herein or in any other Definitive Document, require any Consenting Stakeholder to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, modify the economic consideration being provided to any Consenting Funded Debt Party under the Definitive Documents, or agree to or become bound by any commitments, undertakings, concessions, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Stakeholder; (i) require any Consenting Stakeholder to take any action that is in violation of applicable Law or prevent any Consenting Stakeholder from taking any action that is required in order to comply with applicable Law; provided, that, if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement or any other Definitive Document in order to comply with applicable Law, such Consenting Stakeholder shall provide, to the extent possible without violating applicable Law, at least five (5) Business Days’ advance written notice to the Parties; (j) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement; or (k) require any Consenting Stakeholder to fund or commit to fund any additional amounts (other than as expressly agreed in the DIP Term Sheet or in connection with an executed Definitive Document) without such Consenting Stakeholder’s written consent.

Section 7. Commitments of Ayrmid.

7.01. General Commitments.

(a) During the Agreement Effective Period, Ayrmid agrees that, subject to Section 14, it shall:

(i) support, and take all steps reasonably necessary and desirable to implement and consummate, the Ayrmid Transaction in accordance with this Agreement, including the Milestones, and the Definitive Documents (solely in connection with the Ayrmid Transaction);

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Ayrmid Transaction from the Company Parties’ other stakeholders;

(iii) use commercially reasonable efforts to oppose and object to the efforts of any person or Entity seeking to object to, delay, impede, condition, or take any other action to interfere with the acceptance, implementation, or consummation of the Ayrmid Transaction (including, if applicable, in Ayrmid’s reasonable determination, by timely filing objections or written responses), to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Ayrmid Transaction; provided, that nothing in this Section 7.01(a)(iii) shall limit or reduce Ayrmid’s obligations set forth in Section 7.02;

(iv) negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would reasonably be expected to prevent, hinder, impede, or delay the consummation of the Ayrmid Transaction or that are necessary to effectuate the consummation of the Ayrmid Transaction;

(v) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents (solely in connection with the Ayrmid Transaction) that are consistent with this Agreement to which it is required to be a party; provided, that, subject to the terms of this Agreement, Ayrmid shall not be obligated to (1) waive (to the extent Ayrmid has the power or right to waive) any condition to the consummation of any part of the Ayrmid Transaction set forth in any Definitive Document or (2) approve any Definitive Document that is not in form and substance reasonably acceptable to Ayrmid if such Definitive Document is required to be in form and substance reasonably acceptable to Ayrmid pursuant to this Agreement (solely in connection with the Ayrmid Transaction);

(vi) support, and not oppose, entry of the DIP Orders, to the extent consistent with the terms of this Agreement;

(vii) comply with those obligations set forth in the Ayrmid Transaction Term Sheet and the Merger Agreement (if applicable) and use commercially reasonable efforts to promptly consummate the Ayrmid Transaction, and cooperate in obtaining any approvals required by Governmental Entities (or other regulatory bodies) to facilitate the closing of the Ayrmid

Transaction; provided, that subject to the terms of this Agreement, Ayrmid shall not be obligated to (1) waive (to the extent Ayrmid has the power or right to waive) any condition to the consummation of any part of the Ayrmid Transaction set forth in any Definitive Document or (2) approve any Definitive Document that is not in form and substance reasonably acceptable to Ayrmid if such Definitive Document is required to be in form and substance reasonably acceptable to Ayrmid pursuant to this Agreement;

(viii) promptly notify counsel to the Company Parties and counsel to the Consenting Stakeholders (email being sufficient) within two (2) Business Days after Ayrmid receives notice or obtains actual knowledge of (1) any breach by Ayrmid of its obligations, representations, warranties, or covenants under this Agreement (including the Ayrmid Transaction Term Sheet) or the Merger Agreement (if applicable), and (2) the occurrence, or failure to occur, of any event of which Ayrmid is aware that would be likely to cause any condition precedent in the Merger Agreement (if applicable) or any other Definitive Document not to be satisfied or to become impossible to satisfy;

(ix) support all applicable releases, exculpations, injunctions, and discharges set forth in this Agreement, the Plan, and the other Definitive Documents;

(x) serve as the back-up bidder and commit to consummating the Ayrmid Transaction if, in accordance with the Bidding Procedures Order, the Debtors select an Acceptable Alternative Transaction as the successful bid; provided, that, such commitment shall be open and irrevocable and the Debtors may elect to proceed with the Ayrmid Transaction only until the Ayrmid Outside Date and following such date Ayrmid shall have no further obligations under this Agreement (except where such obligations expressly survive termination or have been agreed to by Ayrmid pursuant to a Definitive Document) or otherwise; and

(xi) maintain its good standing (or the equivalent concept) under the Laws of the jurisdiction in which it is incorporated or organized, and act in good faith with regard to the successful consummation of the Ayrmid Transaction consistent with this Agreement.

(b) During the Agreement Effective Period, Ayrmid agrees that, subject to Section 14, it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(iii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Definitive Documents, or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties, other than in each case to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(iv) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Equity Interests in the Company Parties;

(v) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(vi) amend, modify, supplement, waive, or terminate the Ayrmid Transaction Term Sheet, or consent to any assignment thereof, in each case in any manner that is inconsistent with this Agreement or that would be materially adverse to the Consenting Stakeholders, without the prior written consent of the Required Consenting Funded Debt Parties;

(vii) seek, solicit, propose, file, support, consent to, vote for, or enter into or participate in any discussions, agreements, understandings, or other arrangements with any person or Entity regarding, or otherwise pursue or consummate, any Alternative Restructuring Proposal; provided that Ayrmid shall not object to, delay, impede, or take any other action to interfere with any Acceptable Alternative Transaction (except to the extent such Acceptable Alternative Transaction impairs or modifies Ayrmid’s Bid Protections);

(viii) object to, delay, impede, or take any other action to interfere with any motion, pleading, or other document filed by a Company Party or any Debtor in furtherance of the Restructuring Transactions that is not inconsistent with this Agreement, including the First Day Pleadings and any “second day” pleadings, the Bidding Procedures Motion, the Disclosure Statement, the Solicitation Materials, the Plan, the DIP Motion, and any other motion seeking approval of the DIP Facility or the use of cash collateral on the terms set forth in the DIP Documents;

(ix) commence, support, or join any litigation or adversary proceeding relating to the Chapter 11 Cases against any Consenting Stakeholder, or announce publicly, or inform any other party, of its intention not to support the Ayrmid Transaction; or

(x) take any action that is inconsistent in any material respect with, or that is intended to frustrate or impede approval, implementation, or consummation of, the Restructuring Transactions, this Agreement, or the Plan, subject to Section 16.27.

7.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, Ayrmid will support the Ayrmid Transaction, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

(b) During the Agreement Effective Period, Ayrmid shall use commercially reasonable efforts to support the Debtors in obtaining entry of the Bidding Procedures Order, the Disclosure Statement Order, the Sale Order, and the Confirmation Order (solely in connection with the Ayrmid Transaction).

Section 8. Additional Provisions Regarding Ayrmid. Notwithstanding anything contained in this Agreement, subject to Section 16.26, nothing in this Agreement shall: (a) affect the ability of Ayrmid to consult with the Company Parties, any of the Consenting Stakeholders (subject to the Bidding Procedures Order), or any other party in interest in the Chapter 11 Cases (including any official committee and the Office of the United States Trustee); (b) impair or waive the rights of Ayrmid to assert or raise any objection permitted under this Agreement or any Definitive Document in connection with the Ayrmid Transaction; (c) prevent Ayrmid from enforcing this Agreement or any Definitive Document or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Document; (d) limit the rights of Ayrmid in respect of the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases that is not inconsistent with this Agreement, in each case, so long as the exercise of any such right is not inconsistent with Ayrmid’s obligations hereunder; (e) limit the ability of Ayrmid to purchase, sell, or enter into any transactions regarding any Company Claims/Interests, subject to the terms of this Agreement (including Section 16.26) and applicable Law; (f) except as and to the extent explicitly set forth herein or in any other Definitive Document, require Ayrmid to incur, assume, become liable in respect of, or suffer to exist any expenses, liabilities, or other obligations, modify the economic consideration being provided by Ayrmid under the Definitive Documents, or agree to or become bound by any commitments, undertakings, concessions, or other arrangements that could result in expenses, liabilities, or other obligations to Ayrmid; (g) require Ayrmid to take any action that is in violation of applicable Law or prevent Ayrmid from taking any action that is required in order to comply with applicable Law; provided, that, if Ayrmid proposes to take any action that is otherwise inconsistent with this Agreement or any other Definitive Document in order to comply with applicable Law, Ayrmid shall provide, to the extent possible without violating applicable Law, at least five (5) Business Days’ advance written notice to the Parties; (h) prohibit Ayrmid from taking any action that is not inconsistent with this Agreement; (i) require Ayrmid to fund or commit to fund any additional amounts without Ayrmid’s written consent; or (j) abridge or modify Ayrmid’s ability to preserve its rights as a bidder or back-up bidder or its rights to the Bid Protections.

Section 9. Commitments of the Company Parties.

9.01. Affirmative Commitments. During the Agreement Effective Period, the Company Parties agree that, subject to Section 14 and Section 16.26, each shall:

(a) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c) use commercially reasonable efforts to obtain any and all necessary Permits, third-party consents, and regulatory approvals for the Restructuring Transactions;

(d) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f) subject to any applicable orders of the Bankruptcy Court, promptly pay in full in cash the Royalty Investors Fees and all Restructuring Fees and Expenses when incurred and invoiced in accordance with Section 16.21 and the applicable engagement letters or fee arrangements (including under any DIP Order), and continue to promptly pay such amounts as they come due;

(g) subject to Section 16.26, provide to the Ad Hoc Group Advisors, the Consenting Royalty Investors Advisors, and Ayrmid Advisors draft copies of (i) the First Day Pleadings and all orders sought pursuant thereto, (ii) the Bidding Procedures Motion and the Bidding Procedures Order, (iii) the Sale Order, (iv) the Plan, (v) the Plan Supplement, (vi) the Disclosure Statement, (vii) the Conditional Disclosure Statement Order and the Disclosure Statement Order, (viii) the Solicitation Materials, (ix) the DIP Motion and the DIP Orders, (x) the Confirmation Order, and (xi) all other material motions, pleadings, filings, applications, and proposed orders relating to the Restructuring Transactions or that any Company Party intends to file with the Bankruptcy Court, in each case at least three (3) calendar days prior to the date on which the applicable Company Party files or executes such document (or, if three (3) calendar days’ advance delivery is not reasonably practicable under the circumstances, as soon as reasonably practicable prior to such filing or execution), and consult in good faith with the Ad Hoc Group Advisors and Ayrmid Advisors regarding the form and substance of each of the foregoing in advance of such filing or execution;

(h) promptly, and in any event within two (2) Business Days after receipt or delivery of the same, deliver to the Ad Hoc Group Advisors and the Consenting Royalty Investors Advisors copies of all written expressions of interest, indications of interest, bids, term sheets, letters of intent, memoranda of understanding, definitive agreements, and similar documents received by, or delivered by, any Company Party or any of its investment bankers or financial advisors concerning any Alternative Restructuring Proposal or any sale, disposition, merger, recapitalization, or other restructuring transaction involving all or any material portion of the Company Parties’ businesses or assets, and notify the Ad Hoc Group Advisors of all persons or Entities to whom any marketing materials have been distributed; provided, that the Ad Hoc Group Advisors shall not share such materials with the Highbridge Funds, their advisors, Ayrmid, or any personnel or advisors of the Highbridge Funds that are, in each case, acting in a Bidder Capacity;

(i) notify the Ad Hoc Group Advisors, the Consenting Royalty Investors Advisors, and Ayrmid Advisors in writing (email being sufficient) within two (2) Business Days after any Company Party receives notice or obtains actual knowledge of (i) any event or circumstance that would permit any Party to terminate, or that would result in the termination of, this Agreement, (ii) any matter or circumstance that is, or is reasonably likely to be, a material impediment to the implementation or consummation of the Restructuring Transactions, (iii) any breach of this Agreement (including any breach by a Company Party), (iv) any representation or statement made or deemed made by any Company Party under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed made, (v) the commencement or threat of any material governmental or third-party complaint, litigation, investigation, or proceeding, including any proceeding challenging the validity of the Restructuring Transactions or any Definitive Document, and (vi) any enforcement or remedial action taken by any creditor of any Company Party, whether under any agreement governing the Funded Debt or otherwise; provided, that notification to the Ayrmid Advisors shall be subject to Section 16.26 and not be required for any information concerning other bids, bidders, or potential bidders, which such information shall not be disseminated to the Ayrmid Advisors;

(j) use commercially reasonable efforts to maintain the good standing and legal existence of each Company Party under the Laws of the state or other jurisdiction in which it is incorporated, organized, or formed, except as otherwise contemplated by the Restructuring Transactions or the Definitive Documents or as results from the Chapter 11 Cases;

(k) subject to the Bidding Procedures Order and the limitations provided in Section 16.26 hereof regarding any Sale Process Matter and so long as this Agreement has not been terminated as to Ayrmid, but in each case solely to the extent the same is provided or offered to any other bidder, (i) give Ayrmid and the Ayrmid Advisors reasonable access to their officers, employees, accountants, auditors, counsel, financial advisors and consultants, (ii) furnish to Ayrmid and the Ayrmid Advisors such financial, operating, and related data and other information as such persons reasonably request (provided that such information may also be shared with all other bidders), and (iii) instruct their employees, financial advisors, consultants and other representatives to use commercially reasonable efforts to cooperate with Ayrmid and the Ayrmid Advisors in respect of the aforementioned clauses (i) and (ii); provided, that the Company Parties shall not be required to afford such access to the extent that doing so would result in the loss of any privilege or violate any applicable Law; provided, further, that Ayrmid acknowledges and agrees that any such information pursuant to this Section 9.01(k) shall be treated as confidential information and be afforded protections pursuant to any applicable Confidentiality Agreement;

(l) use commercially reasonable efforts to permit employees or contractors of Ayrmid to advise and assist the Company Parties in their efforts to migrate all server data to cloud storage (in connection with NewCo operations) that are stored at the Wells Property prior to any exit from such premises in connection with the Chapter 11 Cases, provided that nothing herein shall obligate the Company Parties to provide information or data to Ayrmid that cannot otherwise be shared with other bidders;

(m) cooperate in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a manner that optimizes the tax efficiency (including by way of the preservation or enhancement of favorable tax attributes) of the Restructuring Transactions for the Company Parties, the Consenting Stakeholders and Ayrmid, as reasonably determined by the Company Parties and the Required Consenting Funded Debt Parties; and

(n) cooperate with each Consenting Stakeholder, upon request, in determining whether such Consenting Stakeholder is a “Substantial Shareholder” within the meaning of the NOL Motion as and to the extent required for the Consenting Stakeholder to timely comply with any procedures set forth in the NOL Motion.

9.02. Negative Commitments. During the Agreement Effective Period, each of the Company Parties agrees that, subject to Section 14, it shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or that is intended to frustrate or impede approval, implementation, or consummation of, the Restructuring Transactions, this Agreement, or the Plan;

(c) modify or amend the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d) file any motion, pleading, Definitive Document, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(e) terminate any engagement letter or fee arrangement relating to the Restructuring Fees and Expenses or the Royalty Investors Fees, except in the event of a breach by the applicable advisor or holder thereunder;

(f) withdraw or revoke the Plan, or announce publicly or inform any other party of its intention not to pursue the Plan or not to support the Restructuring Transactions, or delay the pursuit of confirmation of the Plan in a manner that is inconsistent with this Agreement, the Definitive Documents, or the Milestones;

(g) seek, solicit, encourage, propose, file, support, consent to, approve, vote for, or enter into or participate in any discussions, agreements, understandings, or other arrangements with any person or Entity regarding, or otherwise pursue or consummate, any Alternative Restructuring Proposal; provided, that, for the avoidance of doubt, actions taken by the Company Parties in accordance with the Bidding Procedures Order (which shall be in form and substance reasonably acceptable to the Required Consenting Funded Debt Parties and Ayrmid), including any such actions taken prior to entry of such order, shall not be a violation of this Section 9.02(g);

(h) sell, or file any motion or application seeking to sell, any material assets, other than in the ordinary course of business or in accordance with this Agreement or the Bidding Procedures Order;

(i) amend any of their corporate governance or organizational documents except as consented to by the Required Consenting Funded Debt Parties and Ayrmid, such consent not to be unreasonably withheld;

(j) other than as required by Law or regulation or consented to by the Required Consenting Funded Debt Parties and Ayrmid, (i) enter into or amend, establish, adopt, restate, supplement, or otherwise modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements, in the case of each of the foregoing, with or for the benefit of their executive officers, other members of management and directors, or (y) any contracts, arrangements, or commitments that entitle any of their executive officers, other members of management and directors to indemnification from the Company Parties, or (ii) amend or terminate any existing compensation or benefit plans or arrangements (including employment agreements), unless otherwise expressly set forth as a line item in the DIP Budget;

(k) other than as required by Law or regulation or consented to by the Required Consenting Funded Debt Parties and Ayrmid, (i) enter into any settlement regarding any material Claims or Equity Interests, (ii) amend, supplement, modify, or terminate or enter into any material agreement that is inconsistent with this Agreement, (iii) knowingly allow any material agreement to expire if such expiration would frustrate or impede consummation of the Restructuring Transactions, or (iv) knowingly allow any material Permit, license, or regulatory approval to lapse, expire, terminate, or be revoked, suspended, or modified;

(l) (i) operate its business outside the ordinary course, other than the Restructuring Transactions or as contemplated by the DIP Budget, the DIP Documents, the First Day Pleadings or orders thereon, or consented to by the Required Consenting Funded Debt Parties and Ayrmid (in each case not to be unreasonably withheld), or (ii) other than as contemplated by this Agreement, transfer any material asset or right of the Company Parties (or their affiliates) or any material asset or right used in the business of the Company Parties (or their affiliates) to any person or Entity;

(m) other than as contemplated by this Agreement, engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction, or authorize or consummate any issuance or sale of equity interests of any Company Party, make any restricted payment, or make any payment with respect to the principal amount of any indebtedness, except as permitted by the DIP Documents, the First Day Pleadings, or the orders thereon;

(n) knowingly violate the terms of any Permits or regulatory approvals;

(o) commence, support, or join any litigation or adversary proceeding against any Consenting Stakeholder, any Agent, any Trustee and/or Ayrmid, other than to enforce this Agreement or any Definitive Document;

(p) prepare, commence, or support any avoidance action or other legal proceeding, or assist any third party in connection with any avoidance action or other legal proceeding, or file any motion, in each case seeking to avoid, disallow, subordinate, invalidate, limit, or recharacterize, or that otherwise challenges the amount, validity, allowance, character, enforceability, liens or encumbrances securing, or priority of, any Company Claims/Interests held by a Consenting Stakeholder, or consent to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(q) exercise, or direct any other person or Entity to exercise, any action with respect to any Company Claims/Interests that is inconsistent with the terms of this Agreement; or

(r) encourage any person or Entity, or facilitate any effort by any person or Entity, to do any of the foregoing.

Section 10. Additional Provisions Regarding Company Parties’ Commitments.

10.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party, or the board of directors, board of managers, or similar governing body of such Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 10.01 shall not be deemed to constitute a breach of this Agreement; provided, that, no such determination, action, or inaction shall limit, impair, or impede any Consenting Stakeholder’s right to terminate this Agreement in accordance with Section 14. The applicable Company Parties shall notify counsel to the other Parties in writing of any determination made in accordance with this Section 10.01 within forty-eight (48) hours following such determination. Notwithstanding anything to the contrary herein, each Consenting Stakeholder reserves its rights to challenge any action taken or not taken by any Company Party in the exercise of its fiduciary obligations.

10.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 10.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate any Alternative Restructuring Proposal; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to any Alternative Restructuring Proposal; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiations with respect to any Alternative Restructuring Proposal; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the Office of the United States Trustee), or any other Entity regarding the Restructuring Transactions or any Alternative Restructuring Proposal, in each case in a manner that is not otherwise inconsistent with the terms of this Agreement or the Restructuring Transactions. If any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall: (x) within two (2) Business Days, provide the Ad Hoc Group Advisors with notice and a copy of such proposal, including all annexes, ancillary terms, and other components thereof (and, to the extent such proposal is not in writing, a detailed written summary thereof), including the identity of the person or group of persons involved; (y) provide the Ad Hoc Group Advisors with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (z) promptly respond to reasonable information requests and questions from the Ad Hoc Group Advisors relating to such Alternative Restructuring Proposal; provided, that the Ad Hoc Group Advisors shall not share such materials or information with the Highbridge Funds, their advisors, Ayrmid, or any personnel or advisors of the Highbridge Funds that are, in each case, acting in a Bidder Capacity.

10.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 11. Transfer of Interests and Securities; Joinder.

11.01. Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Consenting Stakeholder to Transfer any Company Claims/Interests; provided, however, that, during the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), (iv) a Consenting Stakeholder, or (v) an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Consenting Stakeholder;

(b) either (i) the transferee executes a Transfer Agreement and delivers an executed copy thereof to counsel to the Company Parties within five (5) Business Days following execution thereof or (ii) the transferee is a Consenting Stakeholder, or an affiliate, affiliated fund, or affiliated entity with a common investment advisor of a Consenting Stakeholder, and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest so Transferred) to counsel to the Company Parties within five (5) Business Days following the closing of such Transfer; provided, that, upon any Transfer described in clause (ii) above, such transferee shall be deemed to become a Consenting Stakeholder; and

(c) such Transfer shall not violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses.

11.02. Upon compliance with the requirements of Section 11.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 11.01 shall be void ab initio.

11.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

11.04. This Section 11 shall not impose any obligation on any Company Party or Ayrmid to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not amend, modify, or supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

11.05. Notwithstanding Section 11.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale, assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 11.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 11. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title, or interest in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

11.06. Notwithstanding anything to the contrary in this Section 11, the restrictions on Transfer set forth in this Section 11 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

11.07. Any holder of Company Claims/Interests that is not a party to this Agreement as of the Agreement Effective Date may, at any time after the Agreement Effective Date, become a Consenting Stakeholder by executing and delivering a Joinder to counsel to the Company Parties pursuant to which such Entity shall be bound by the terms of this Agreement.

Section 12. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement (or, in the case of any Consenting Stakeholder that becomes a Party after the Agreement Effective Date, as of the date such Consenting Stakeholder becomes a Party hereto):

(a) subject to customary exceptions contained in ordinary course fund financing arrangements, it is (or will be, following the closing of any currently open trades) the beneficial or record owner of the aggregate principal amount of the Company Claims/Interests, or is the nominee, investment manager, investment advisor, sub-advisor, or manager of discretionary accounts or funds that beneficially hold the Company Claims/Interests, or has investment or voting discretion with respect to, and the power and authority to bind the beneficial owners of, the principal amount of the Company Claims/Interests, in each case reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement or a Joinder, as applicable (as may be updated pursuant to Section 11);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) other than (i) with respect to any ordinary course pledge (1) in favor of a bank or broker-dealer at which such Consenting Stakeholder maintains an account, where such bank or broker-dealer holds a security interest in or other encumbrance over property in the account generally, or (2) to any holders of obligations owed, or securities issued, by such Consenting Stakeholder, including to any trustee for, or any other representative of, such holders, and (ii) pursuant to this Agreement, such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrance of any kind, that would adversely affect, in any material respect, such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Notwithstanding anything to the contrary in this Section 12, no Consenting Stakeholder shall be deemed to have breached any representation or warranty set forth in this Section 12 as a result of any swap agreement with respect to any Company Claims/Interests entered into in the ordinary course, so long as (i) such swap agreement is unwound or terminated, such Company Claims/Interests are returned or repurchased, or the applicable swap counterparty becomes a Consenting Stakeholder by executing and delivering a Joinder or Transfer Agreement, in each case sufficiently in advance of any voting or other deadline necessary for such Consenting Stakeholder to comply with its obligations hereunder, or (ii) the applicable swap counterparty acts in compliance with the commitments of the Consenting Stakeholders set forth in Section 5.

Section 13. Mutual Representations, Warranties, and Covenants. Each of the Parties severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement (or, in the case of any Consenting Stakeholder that becomes a Party after the Agreement Effective Date, as of the date such Consenting Stakeholder becomes a Party hereto):

(a) it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other organizational documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 14. Termination Events.

14.01. Consenting Funded Debt Party Termination Events. This Agreement may be terminated as to all Parties by the Required Consenting Funded Debt Parties upon the occurrence of any of the following events (provided that such event does not arise as a direct or indirect result of the Company Parties terminating this Agreement pursuant to Section 14.04(a)(ii) in order to pursue an Alternative Restructuring Proposal); provided, further, that such termination is effective only upon the delivery to the Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Funded Debt Parties seeking termination and (ii) remains uncured for five (5) Business Days after the Required Consenting Funded Debt Parties transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after the Required Consenting Funded Debt Parties transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Bankruptcy Court enters an order denying confirmation of the Plan;

(d) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party or any of its affiliates seeking an order (without the prior written consent of the Required Consenting Funded Debt Parties in their sole discretion), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e) the failure to meet a Milestone, where such Milestone has not been waived or extended in a manner consistent with this Agreement;

(f) this Agreement or any Definitive Document is entered into, amended, modified, or supplemented, without the prior written consent of the Required Consenting Funded Debt Parties, in a manner that is inconsistent with this Agreement or adversely affects, in any material respect, the rights or treatment of any Consenting Stakeholder, in each case where such entry, amendment, modification, or supplement has not been withdrawn or reversed within five (5) Business Days after written notice thereof; provided, that no modification, amendment, restatement, waiver, or supplement of this Agreement effected in accordance with Section 15 shall constitute a termination event under this Section 14.01(f);

(g) any Company Party or any of its affiliates files, amends, modifies, or files a pleading seeking approval of, or seeks authority to amend or modify, any Definitive Document, motion, or pleading in a manner that is inconsistent with this Agreement or the Bankruptcy Court enters an order approving any such Definitive Document, motion, or pleading, in each case where such filing has not been withdrawn, or such order stayed, reversed, or vacated, within five (5) Business Days following written notice thereof;

(h) any Company Party, without the prior written consent of the Required Consenting Funded Debt Parties, withdraws or revokes the Plan or the Disclosure Statement, or amends or modifies, or files a motion or pleading seeking to amend or modify, the Plan, the Disclosure Statement, or any Definitive Document in a manner that is inconsistent with this Agreement or materially adverse to any Consenting Funded Debt Party, and such amendment or modification has not been reversed, or such motion or pleading withdrawn, prior to the earlier of (i) five (5) Business Days after the Company Parties receive written notice thereof and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading;

(i) any Company Party or any of its affiliates (i) publicly announces, or communicates to any Consenting Stakeholder or other holder of Company Claims/Interests, its intention not to support or pursue the Restructuring Transactions, (ii) suspends or revokes, or announces its intention to suspend or revoke, the Restructuring Transactions, (iii) solicits, executes, or enters into a definitive written agreement with respect to any Alternative Restructuring Proposal, or (iv) files, proposes, or otherwise supports any plan of reorganization or liquidation other than the Plan; provided, that, for the avoidance of doubt, actions taken by the Company Parties in accordance with this Agreement with respect to the Ayrmid Transaction and the Bidding Procedures Order shall not constitute a termination event under this Section 14.01(i);

(j) the failure of any Company Party to make any payment contemplated under this Agreement as and when due, including the Royalty Investors Fees or any Restructuring Fees and Expenses payable under Section 16.21;

(k) any Company Party, or any of their respective affiliates seeks, supports, joins in seeking, consents to, fails to oppose, or obtains an order, ruling, or other relief that (i) avoids, disallows, subordinates, invalidates, limits, or recharacterizes, in any respect, any Company Claims/Interests held by a Consenting Stakeholder or any liens or collateral securing the same, or (ii) imposes liability upon, enjoins, or restricts the rights of any holder of Company Claims/Interests in its capacity as such, in each case where such violation of this Section 14.01(k) has not been cured, or such order, ruling, or relief has not been stayed, reversed, or vacated, within two (2) Business Days following written notice thereof;

(l) the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any Company Claims/Interests held by a Consenting Stakeholder or any liens or collateral securing the same, in each case where such order has not been stayed, reversed, or vacated, within two (2) Business Days following written notice thereof;

(m) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan under section 1121 of the Bankruptcy Code or modifying the right of exclusivity (other than to extend the time to exercise such right), in each case where such filing has not been withdrawn, or such order stayed, reversed, or vacated, within five (5) Business Days following written notice thereof;

(n) after entry by the Bankruptcy Court of any of the DIP Orders, the Disclosure Statement Order, the Conditional Disclosure Statement Order, the Bidding Procedures Order, the Sale Order, or the Confirmation Order, any such order is reversed, dismissed, vacated, reconsidered, modified, or amended, or any Company Party files a motion, application, or other pleading seeking any of the foregoing, in each case in a manner materially inconsistent with this Agreement or materially adverse to any Consenting Funded Debt Party and without the prior written consent of the Required Consenting Funded Debt Parties, that remains uncured for a period of five (5) Business Days after written notice thereof;

(o) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay under section 362 of the Bankruptcy Code with regard to any asset or assets of the Company Parties having an aggregate fair market value in excess of $2 million, in each case without the prior written consent of the Required Consenting Funded Debt Parties in their sole discretion, in each case where such order has not been stayed, reversed, or vacated, within five (5) Business Days following written notice thereof;

(p) other than the Chapter 11 Cases, any Company Party, without the prior written consent of the Required Consenting Funded Debt Parties, voluntarily commences any restructuring, insolvency, winding up, liquidation, administration, or similar proceeding with respect to any Company Party or for a substantial part of any Company Party’s assets, except as contemplated by this Agreement;

(q) the commencement of an involuntary petition or proceeding seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors, or other similar relief in respect of any Company Party, its debts, or a substantial part of its assets, under any federal, state, or foreign bankruptcy, insolvency, administrative, receivership, or similar Law; provided, that such involuntary petition or proceeding is not dismissed, stayed, reversed, or vacated within ten (10) Business Days after the filing thereof, or any court order grants the relief sought in such involuntary petition or proceeding;

(r) the occurrence of an “Event of Default” under the DIP Term Sheet or any other DIP Document, or the acceleration of the obligations or termination of the commitments (other than a termination of commitments upon the funding of loans under the DIP Facility) under the DIP Facility, in each case that has not been cured or waived in accordance with the DIP Documents;

(s) the termination of the consensual use of cash collateral, or the entry of an order by the Bankruptcy Court terminating or modifying the Company Parties’ right to use cash collateral, in each case without the prior written consent of the Required Consenting Funded Debt Parties;

(t) (i) the Ayrmid Transaction Term Sheet or Merger Agreement (if applicable) is terminated or amended, modified, supplemented, waived, or assigned in a manner materially inconsistent with this Agreement or materially adverse to the Consenting Funded Debt Parties; (ii) the occurrence of any material breach or material default by any Company Party or Ayrmid under the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable), or of any event, condition, or circumstance that would permit any party thereto to terminate the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable) or that would cause any condition precedent to the closing of the Ayrmid Transaction not to be satisfied or to become incapable of satisfaction; or (iii) any Company Party or Ayrmid (if applicable) otherwise fails to consummate the Ayrmid Transaction in accordance with this Agreement and the Milestones; provided, that, with respect to the preceding clause (ii), if such breach or default is by Ayrmid or if such event, condition, or circumstance is attributable to Ayrmid, then this termination shall only be with respect to the Consenting Funded Debt Parties’ obligations to Ayrmid; provided, further, that none of the foregoing clauses (i) through (iii) shall constitute a termination event to the extent the applicable termination, amendment, modification, supplement, waiver, assignment, breach, default, event, condition, circumstance, or failure to consummate arises from or relates to the Debtors, with the consent of the Required Consenting Funded Debt Parties, determining to pursue an Acceptable Alternative Transaction;

(u) (a) this Agreement is terminated as to Ayrmid, Ayrmid withdraws from the sale process, or the Ayrmid Transaction has not been consummated by the Ayrmid Outside Date, and (b) within five (5) Business Days thereafter, (1) the Company Parties have not entered into a definitive agreement with respect to an Acceptable Alternative Transaction, and (2) the Consenting Funded Debt Parties (or the applicable Agents/Trustees on their behalf) have not submitted a credit bid for all or substantially all of the Company Parties’ assets; or

(v) the issuance, promulgation, or enactment by any Governmental Entity of any statute, regulation, ruling, or final order, or any change in Law, that in each case makes illegal or otherwise prevents or prohibits the consummation of a material portion of the Restructuring Transactions, and such statute, regulation, ruling, final order, or change in Law has not been reversed, stayed, or vacated within fifteen (15) Business Days thereafter.

14.02. Consenting Royalty Investor Termination Events. This Agreement may be terminated solely with respect to the Consenting Royalty Investors by the Required Consenting Royalty Investors (provided that such event does not arise as a direct or indirect result of the Company Parties terminating this Agreement pursuant to Section 14.04(a)(ii) in order to pursue an Alternative Restructuring Proposal); provided, that such termination is not with respect to any other Party and is effective only upon the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is materially adverse to the Consenting Royalty Investors seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after such terminating Consenting Royalty Investors transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Royalty Investors transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Bankruptcy Court enters an order denying confirmation of the Plan;

(d) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Royalty Investors, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(e) the failure to meet a Milestone, where such Milestone has not been waived or extended in a manner consistent with this Agreement;

(f) this Agreement or any Definitive Document is entered into, amended, modified, or supplemented, without the prior written consent of the Required Consenting Royalty Investors, in a manner that is inconsistent with this Agreement and adversely affects, in any material respect, the rights or treatment of any Consenting Royalty Investor, in each case where such entry, amendment, modification or supplement has not been withdrawn or reversed within five (5) Business Days after written notice thereof; provided, that no modification, amendment, restatement, waiver, or supplement of this Agreement effected in accordance with Section 15 shall constitute a termination event under this Section 14.02(f);

(g) any Company Party or any of its affiliates files, amends, or modifies a pleading seeking approval of, or seeks authority to amend or modify, any Definitive Document, motion, or pleading in a manner that is materially inconsistent with this Agreement and materially adverse to any Consenting Royalty Investor or the Bankruptcy Court enters an order approving any such Definitive Document, motion, or pleading, in each case where such filing has not been withdrawn, or such order stayed, reversed, or vacated, within five (5) Business Days following written notice thereof;

(h) any Company Party, without the prior written consent of the Required Consenting Royalty Investors, withdraws or revokes the Plan or the Disclosure Statement, or amends or modifies, or files a motion or pleading seeking to amend or modify, the Plan, the Disclosure Statement, or any Definitive Document in a manner that is inconsistent with this Agreement and materially adverse to any Consenting Royalty Investor, and such amendment or modification has not been reversed, or such motion or pleading withdrawn, prior to the earlier of (i) five (5) Business Days after the Company Parties receive written notice thereof and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading;

(i) any Company Party or any of its affiliates (i) publicly announces, or communicates to any Consenting Stakeholder or other holder of Company Claims/Interests, its intention not to support or pursue the Restructuring Transactions, (ii) suspends or revokes, or announces its intention to suspend or revoke, the Restructuring Transactions, (iii) solicits, executes, or enters into a definitive written agreement with respect to any Alternative Restructuring Proposal, or (iv) files, proposes, or otherwise supports any plan of reorganization or liquidation other than the Plan; provided, that, for the avoidance of doubt, actions taken by the Company Parties in accordance with this Agreement with respect to the Ayrmid Transaction and the Bidding Procedures Order shall not constitute a termination event under this Section 14.02(i);

(j) the failure of any Company Party to make any payment to the Consenting Royalty Investors or their advisors contemplated under this Agreement as and when due, including the Royalty Investors Fees payable under Section 16.21;

(k) any Company Party, or any of their respective affiliates seeks, supports, joins in seeking, consents to, fails to oppose, or obtains an order, ruling, or other relief that (i) avoids, disallows, subordinates, invalidates, limits, or recharacterizes, in any respect, any Company Claims/Interests held by a Consenting Royalty Investor or any liens or collateral securing the same, or (ii) imposes liability upon, enjoins, or restricts the rights of any holder of Company Claims/Interests in its capacity as such, in each case where such violation of this Section 14.02(k) has not been cured, or such order, ruling, or relief has not been stayed, reversed, or vacated, within two (2) Business Days following written notice thereof;

(l) the entry of an order by the Bankruptcy Court or any other court of competent jurisdiction avoiding, disallowing, subordinating, invalidating, limiting, or recharacterizing, in any respect, any Company Claims/Interests held by a Consenting Royalty Investor or any liens or collateral securing the same, in each case where such order has not been stayed, reversed, or vacated, within two (2) Business Days following written notice thereof;

(m) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan under section 1121 of the Bankruptcy Code or modifying the right of exclusivity (other than to extend the time to exercise such right), in each case where such filing has not been withdrawn, or such order stayed, reversed, or vacated, within five (5) Business Days following written notice thereof;

(n) after entry by the Bankruptcy Court of any of the DIP Orders, the Disclosure Statement Order, the Conditional Disclosure Statement Order, the Bidding Procedures Order, the Sale Order, or the Confirmation Order, any such order is reversed, dismissed, vacated, reconsidered, modified, or amended, or any Company Party files a motion, application, or other pleading seeking any of the foregoing, in each case in a manner materially inconsistent with this Agreement and materially adverse to any Consenting Royalty Investor and without the prior written consent of the Required Consenting Royalty Investors, that remains uncured for a period of five (5) Business Days after written notice thereof;

(o) other than the Chapter 11 Cases, any Company Party, without the prior written consent of the Required Consenting Royalty Investors, voluntarily commences any restructuring, insolvency, winding up, liquidation, administration, or similar proceeding with respect to any Company Party or for a substantial part of any Company Party’s assets, except as contemplated by this Agreement;

(p) the commencement of an involuntary petition or proceeding seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, assignment for the benefit of creditors, or other similar relief in respect of any Company Party, its debts, or a substantial part of its assets, under any federal, state, or foreign bankruptcy, insolvency, administrative, receivership, or similar Law; provided, that such involuntary petition or proceeding is not dismissed, stayed, reversed, or vacated within ten (10) Business Days after the filing thereof, or any court order grants the relief sought in such involuntary petition or proceeding;

(q) (i) the Ayrmid Transaction Term Sheet or Merger Agreement (if applicable) is terminated or amended, modified, supplemented, waived, or assigned in a manner materially inconsistent with this Agreement and materially adverse to the Consenting Royalty Investors; (ii) the occurrence of any material breach or material default by any Company Party or Ayrmid under the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable), or of any event, condition, or circumstance that would permit any party thereto to terminate the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable) or that would cause any condition precedent to the closing of the Ayrmid Transaction not to be satisfied or to become incapable of satisfaction; or (iii) any Company Party or Ayrmid (if applicable) otherwise fails to consummate the Ayrmid Transaction in accordance with this Agreement and the Milestones; provided, that, with respect to the preceding clause (ii), if such breach or default is by Ayrmid or if such event, condition, or circumstance is attributable to Ayrmid, then this termination shall only be with respect to the Consenting Royalty Investors’ obligations to Ayrmid; provided, further, that none of the foregoing clauses (i) through (iii) shall constitute a termination event to the extent the applicable termination, amendment, modification, supplement, waiver, assignment, breach, default, event, condition, circumstance, or failure to consummate arises from or relates to the Debtors, with the consent of the Required Consenting Royalty Investors, determining to pursue an Acceptable Alternative Transaction;

(r) (a) this Agreement is terminated as to Ayrmid, Ayrmid withdraws from the sale process, or the Ayrmid Transaction has not been consummated by the Ayrmid Outside Date, and (b) within five (5) Business Days thereafter, (1) the Company Parties have not entered into a definitive agreement with respect to an Acceptable Alternative Transaction, and (2) the Consenting Funded Debt Parties (or the applicable Agents/Trustees on their behalf) have not submitted a credit bid for all or substantially all of the Company Parties’ assets; or

(s) the issuance, promulgation, or enactment by any Governmental Entity of any statute, regulation, ruling, or final order, or any change in Law, that in each case makes illegal or otherwise prevents or prohibits the consummation of a material portion of the Restructuring Transactions, and such statute, regulation, ruling, final order, or change in Law has not been reversed, stayed, or vacated within fifteen (15) Business Days thereafter.

14.03. Ayrmid Termination Events.

(a) This Agreement may be terminated solely with respect to Ayrmid by Ayrmid; provided, that such termination is not with respect to any other Party and is effective only upon the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(i) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (A) is materially adverse to Ayrmid, and (B) remains uncured for five (5) Business Days after Ayrmid transmits a written notice in accordance with Section 16.10 hereof detailing any such breach; provided, that actions taken in accordance with the Bidding Procedures Order shall not constitute a breach or termination event for purposes of this Section 14.03(a)(i);

(ii) the breach in any material respect by one or more of the Consenting Funded Debt Parties of any provision set forth in this Agreement that is materially adverse to Ayrmid and that remains uncured for a period of five (5) Business Days after the receipt by such breaching Consenting Funded Debt Parties of notice of such breach; provided, that if the non-breaching Consenting Funded Debt Parties continue to hold, in the aggregate, at least 66.7% of each of (1) the aggregate outstanding principal amount of the Term Loans, (2) the aggregate outstanding principal amount of the 2028 Notes, and (3) the aggregate outstanding principal amount of the 2029 Notes, in each case that is held by the Consenting Funded Debt Parties, then any termination pursuant to this Section 14.03(a)(ii) shall be effective solely as to the breaching Consenting Funded Debt Parties, and this Agreement shall remain in full force and effect as to all other Parties;

(iii) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (A) enjoins the consummation of a material portion of the Restructuring Transactions and (B) remains in effect for fifteen (15) Business Days after Ayrmid transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by Ayrmid if Ayrmid sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(iv) the Bankruptcy Court enters an order denying confirmation of the Plan;

(v) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of Ayrmid in its sole discretion), (A) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (B) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (C) rejecting this Agreement;

(vi) the issuance, promulgation, or enactment by any Governmental Entity of any statute, regulation, ruling, or final order, or any change in Law, that in each case makes illegal or otherwise prevents or prohibits the consummation of a material portion of the Restructuring Transactions, and such statute, regulation, ruling, final order, or change in Law has not been reversed, stayed, or vacated within fifteen (15) Business Days thereafter;

(vii) the Debtors select an Acceptable Alternative Transaction as the successful bid and do not select Ayrmid as the back-up bidder;

(viii) this Agreement or any Definitive Document is entered into, amended, modified, or supplemented, without the prior written consent of Ayrmid, in a manner that is inconsistent with this Agreement or adversely affects, in any material respect, the rights of Ayrmid, in each case where such entry, amendment, modification, or supplement has not been withdrawn or reversed within five (5) Business Days after written notice thereof; provided, that no modification, amendment, restatement, waiver, or supplement of this Agreement effected in accordance with Section 15 shall constitute a termination event under this Section 14.03(a)(viii); provided, further, that actions taken in accordance with the Bidding Procedures Order shall not constitute a breach or termination event for purposes of this Section 14.03(a)(viii);

(ix) except in connection with an Acceptable Alternative Transaction in accordance with the Bidding Procedures Order, any Company Party, without the prior written consent of Ayrmid, withdraws or revokes the Plan or the Disclosure Statement, or amends or modifies, or files a motion or pleading seeking to amend or modify, the Plan, the Disclosure Statement, or any Definitive Document in a manner that is inconsistent with this Agreement or materially adverse to Ayrmid, and such amendment or modification has not been reversed, or such motion or pleading withdrawn, prior to the earlier of (A) five (5) Business Days after the Company Parties receive written notice thereof and (B) entry of an order of the Bankruptcy Court approving such motion or pleading;

(x) (A) except in connection with an Acceptable Alternative Transaction in accordance with the Bidding Procedures Order, the Ayrmid Transaction Term Sheet or Merger Agreement (if applicable) is terminated or amended, modified, supplemented, waived, or assigned in a manner inconsistent with this Agreement or materially adverse to Ayrmid; (B) the occurrence of any material breach or material default by any Company Party or the Consenting Funded Debt Parties under the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable), or of any event, condition, or circumstance that would permit any party thereto to terminate the Ayrmid Transaction Term Sheet or the Merger Agreement (if applicable) or that would cause any condition precedent to the closing of the Ayrmid Transaction to become incapable of satisfaction, in each case that has not been cured or waived within five (5) Business Days after written notice thereof; or (C) any Company Party or the Consenting Funded Debt Parties (as applicable) otherwise fail to consummate the Ayrmid Transaction in accordance with this Agreement; provided, that Ayrmid may not terminate this Agreement pursuant to the foregoing clause (B) or (C) with respect to any breach, default, or failure to consummate by the Consenting Funded Debt Parties if Ayrmid is then in breach of this Agreement or any Definitive Document;

(xi) the failure by the Company Parties to satisfy any Ayrmid Milestone by the applicable deadline (as such deadline may be extended or waived in accordance with Section 4.01), unless such failure results from a breach by Ayrmid of its obligations under this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, if the Bankruptcy Court shall not have entered the Bidding Procedures Order on or before four (4) calendar days after the Petition Date, such failure shall constitute a termination event under this Section 14.03(a)(xi); or

(xii) the Bankruptcy Court shall not have entered an order approving the Bid Protections, on the terms agreed herein, by the date that is thirty-five (35) days after the Petition Date; provided, that if such order is not timely entered due to availability of the Bankruptcy Court, then the deadline for entry of this order shall be extended to the first day the Bankruptcy Court does have availability.

14.04. Company Party Termination Events.

(a) Any Company Party may terminate this Agreement as to all Parties (except as otherwise provided herein) upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(i) the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by such breaching Consenting Stakeholders of notice of such breach; provided, that if the non-breaching Consenting Funded Debt Parties continue to hold, in the aggregate, at least 66.7% of each of (1) the aggregate outstanding principal amount of the Term Loans, (2) the aggregate outstanding principal amount of the 2028 Notes, and (3) the aggregate outstanding principal amount of the 2029 Notes, in each case that is held by the Consenting Funded Debt Parties, then any termination pursuant to this Section 14.04(a)(i) shall be effective solely as to the breaching Consenting Stakeholders, and this Agreement shall remain in full force and effect as to all other Parties;

(ii) Any Company Party may terminate this Agreement as to its own obligations under this Agreement if the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; or

(iii) the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance;

provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

(b) Any Company Party may terminate this Agreement as to its and the Consenting Stakeholders’ obligations to Ayrmid (i) if Ayrmid breaches in any material respect either this Agreement or the Merger Agreement (if applicable) and such breach remains uncured for five (5) Business Days after Ayrmid’s receipt of written notice thereof delivered in accordance with Section 16.10 hereof, or (ii) if the Debtors, with the consent of the Required Consenting Funded Debt Parties, elect to proceed with an Acceptable Alternative Transaction and Ayrmid is not selected as the back-up bidder; provided, however, that in each case, subject to the terms of this Agreement and the Definitive Documents, the Consenting Stakeholders will remain bound to this Agreement and retain their obligations to support this Agreement, the Restructuring Transactions, the Plan, and the consummation of the Acceptable Alternative Transaction.

14.05. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among each Company Party, the Required Consenting Funded Debt Parties, and Ayrmid.

14.06. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date or the consummation of an Acceptable Alternative Transaction.

14.07. Effect of Termination.

(a) Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 14.07 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. If this Agreement may be terminated at a time when permission of the Bankruptcy Court is required for a Consenting Stakeholder to terminate, or cause the termination of, this Agreement, the Company Parties shall not oppose any attempt by such Consenting Stakeholder to terminate, or cause the termination of, this Agreement at such time so long as the respective Consenting Stakeholder has complied with the provisions of Section 14; provided, that the Company Parties’ rights to dispute whether the Consenting Stakeholder has complied with the provisions of Section 14 are preserved. Furthermore, if this Agreement is terminated at a time when permission of the Bankruptcy Court is required for a Consenting Stakeholder to change, revoke or withdraw, or cause to change, revoke or withdraw, its vote to accept the Plan, the Company Parties shall not oppose any attempt by such Consenting Stakeholder to change, revoke or withdraw, or cause to change, revoke or withdraw, such vote at such time so long as such Consenting Stakeholder has complied with the provisions of Section 14; provided, that the Company Parties’ rights to dispute whether the Consenting Stakeholder has complied with the provisions of Section 14 are preserved. Nothing in this Agreement shall be construed as prohibiting a Company Party, Ayrmid, or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder, and (c) any right of Ayrmid, or the ability of Ayrmid, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 14.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 14.04(a)(ii). Nothing in this Section 14.07 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 14.04(a)(ii).

(b) Upon the occurrence of a Termination Date with respect to Ayrmid or this entire Agreement for any reason (including pursuant to Section 14.01, Section 14.03, or Section 14.04), other than: (i) a termination by the Company Parties pursuant to Section 14.04(b); (ii) the automatic termination of this Agreement pursuant to Section 14.06 following consummation of the Ayrmid Transaction; (iii) any termination (by any Party, including pursuant to Section 14.01) arising from or attributable to (w) a material breach by Ayrmid of its obligations under this Agreement (including Section 7) or any Definitive Document, (x) any material failure by Ayrmid to cooperate in obtaining any approvals required by Governmental Entities (or other regulatory bodies) to facilitate the closing of the Sale Transaction, (y) any other event, condition, or circumstance attributable to Ayrmid, including any ruling or order sought or requested by Ayrmid that materially impedes the Parties’ ability to consummate the Ayrmid Transaction, or (z) Ayrmid withdrawing from the sale process, revoking or withdrawing its bid, or failing to consummate the Ayrmid Transaction by the Ayrmid Outside Date (except as a result of matters that were either directly or proximately caused by another Party); or (iv) any other termination to which Ayrmid has consented in writing, the Company Parties shall, jointly and severally, pay the break-up fee in the Bid Protections (to the extent approved by the Bankruptcy Court in the Bidding Procedures Order) to Ayrmid in full in cash within three (3) Business Days after the consummation of an Acceptable Alternative Transaction or a Sale Transaction with an Entity other than Ayrmid, and solely from the proceeds thereof. The Bid Protections, including the expense reimbursement, shall constitute allowed superpriority administrative expense claims against each of the Debtors under sections 503(b) and 507(a)(2) of the Bankruptcy Code. The obligations of the Company Parties under this Section 14.07 shall survive any termination of this Agreement.

Section 15. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 15.

(b) This Agreement may be modified, amended, restated, amended and restated, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) in the case of a waiver, the Party against whom the waiver is to be effective (it being understood that the Required Consenting Funded Debt Parties may make any such waiver on behalf of all Consenting Funded Debt Parties); and (ii) in the case of a modification, amendment, restatement, or supplement, each Company Party and the Required Consenting Funded Debt Parties; provided, however, that if the proposed modification, amendment, restatement, waiver, or supplement has a (x) material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder relative to the other Consenting Stakeholders or (y) material and adverse effect on Ayrmid, then the consent of each such affected Consenting Stakeholder or Ayrmid, as applicable, shall also be required to effectuate such modification, amendment, restatement, waiver, or supplement, and each such materially, disproportionately, and adversely affected Consenting Stakeholder shall be entitled to terminate this Agreement as to itself only for any breach of this Section 15(b); provided, that actions taken in accordance with the Bidding Procedures Order, including selection of an Acceptable Alternative Transaction, shall not constitute a modification, amendment, restatement, or supplement that has a material and adverse effect on Ayrmid; provided, further, that any proposed modification, amendment, restatement, waiver, or supplement that (a) materially modifies the Ayrmid Transaction Term Sheet relating to the treatment of the Royalty Obligations (as defined in the Ayrmid Transaction Term Sheet) or (b) materially and adversely modifies the adequate protection of the Consenting Royalty Investors provided in the DIP Term Sheet shall in each case require the reasonable consent of the Required Consenting Royalty Investors.

(c) Any proposed modification, amendment, restatement, waiver, or supplement that does not comply with this Section 15 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 16. Miscellaneous.

16.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signature pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules hereto) shall govern. Notwithstanding the foregoing, in the event of any inconsistency between the Plan in the form attached hereto as Exhibit B and the Ayrmid Transaction Term Sheet, the Arymid Transaction Term Sheet shall govern, and the Parties shall modify the Plan to the extent necessary to resolve such inconsistency.

16.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions (but, with respect to Ayrmid, solely the Ayrmid Transaction), as applicable.

16.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement, the September 2026 Forbearance Agreement, and the Fee Agreement.

16.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. All actions arising out of or relating to this Agreement shall be brought by the Parties in either a state or federal court of competent jurisdiction exclusively in the State of New York in the County of New York, Borough of Manhattan. Notwithstanding anything to the contrary herein, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that (a) the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement, and (b) it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, and each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties, the Consenting Stakeholders, and Ayrmid, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties, the Consenting Stakeholders, and Ayrmid were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as provided by Section 11.

16.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or on the next Business Day after deposit prepaid with a national overnight express delivery service, to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Karyopharm Therapeutics Inc.

85 Wells Avenue

Suite 210

Newton, Massachusetts 02459

Attention: Chief Legal Officer

E-mail address: [***]

with copies to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Anthony R. Grossi and Maegan Quejada

E-mail addresses: [***] and [***]

(b) if to a Consenting Funded Debt Party, to the address or e-mail address set forth on such party’s signature page to this Agreement (or in the signature page to a Transfer Agreement or Joinder, as applicable), with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: David A. Hammerman and Keith A. Simon

E-mail addresses: [***] and [***]

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Whit Morley

E-mail address: [***]

(c) if to the Consenting Royalty Investors, to the address or e-mail address set forth on such party’s signature page to this Agreement (or in the signature page to a Transfer Agreement or Joinder, as applicable), with a copy to:

Hogan Lovells Cadwalader US LLP

200 Liberty Street

New York, New York 10281

Attention: Douglas Mintz and Thomas Curtin

E-mail addresses: [***] and [***]

(d) if to a Consenting Preferred Shareholder, to the address or e-mail address set forth on such party’s signature page to this Agreement (or in the signature page to a Transfer Agreement or Joinder, as applicable), with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: David A. Hammerman and Keith A. Simon

E-mail addresses: [***] and [***]

(e) if to Ayrmid, to:

Ayrmid Ltd.

780 5th Avenue, Suite 200

Naples, Florida 34102

Attention: Rory Nealon

Email: [***]

with copies to:

Paul Hastings LLP

71 S. Wacker Drive, Forty-Fifth Floor

Chicago, IL 60606

Attention: Matt Warren and Geoff King

E-mail addresses: [***] and [***]

Paul Hastings LLP

1197 Peachtree Street N.E., Suite 200

Atlanta, GA 30361

Attention: Zach Cochran

E-mail address: [***]

Any notice given by delivery, mail, or courier shall be effective when received, and any notice given or delivered by electronic mail shall be effective when sent.

16.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder and Ayrmid hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12. Enforceability of Agreement. Each of the Parties, to the extent enforceable, waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13. Reservation of Rights. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy for any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15. Several, Not Joint, Obligations; Relationship Among Parties. Notwithstanding anything to the contrary in this Agreement, the agreements, representations, warranties, duties, and obligations of the Parties under this Agreement are, in all respects, several and, for the avoidance of doubt, neither joint nor joint and several, such that no Consenting Stakeholder shall be liable or otherwise responsible for the agreements, representations, warranties, duties, or obligations of any other Party, or for any breach or violation thereof. It is understood and agreed that no Consenting Stakeholder has, solely as a result of entering into or performing its obligations under this Agreement, any fiduciary duty, duty of trust or confidence in any form, or other duty or responsibility to any other Consenting Stakeholder, any Company Party, Ayrmid, or any of their respective creditors or other stakeholders, and, except as expressly provided in this Agreement, there are no agreements, commitments, or undertakings among or between them. No prior history, pattern, or practice of sharing confidences among or between any of the Consenting Stakeholders, the Company Parties, or Ayrmid shall in any way affect or negate this understanding and agreement. It is further understood and agreed that any Consenting Stakeholder may acquire or trade in any Company Claims/Interests or other debt or equity securities of the Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable Law and the terms of this Agreement, and no Party shall have any responsibility for any such acquisition or trading by any other Party by virtue of this Agreement. Each Consenting Stakeholder shall be entitled to independently protect and enforce its rights under this Agreement, and it shall not be necessary for any other Consenting Stakeholder to be joined as an additional party in any proceeding for such purpose. No Consenting Stakeholder shall, as a result of its entering into or performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any other Consenting Stakeholder.

16.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, each of the following shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof: (a) the agreements and obligations of the Parties in Section 14.07 and Section 16; (b) the Confidentiality Agreements; (c) the obligations of the Company Parties in respect of the Restructuring Fees and Expenses and the Royalty Investors Fees under Section 16.21, including with respect to all such amounts incurred up to and including the applicable Termination Date; (d) any claim for breach of this Agreement that occurred, and any right or remedy in respect thereof that arose or existed, prior to such Transfer or termination; (e) the September 2026 Forbearance Agreement and the Fee Agreement, in each case in accordance with Section 16.22; and (f) the obligations of the Company Parties in respect of the Bid Protections under Section 14.07.

16.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

16.21. Payment of Restructuring Fees and Expenses and Royalty Investors Fees.

(a) Whether or not the Restructuring Transactions are consummated, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Restructuring Fees and Expenses as follows: (a) all Restructuring Fees and Expenses incurred up to (and including) the Agreement Effective Date for which a reasonably detailed invoice has been received by the Company Parties no later than two (2) Business Days prior to the Agreement Effective Date shall be paid in full in cash prior to the Agreement Effective Date; (b) after the Petition Date (to the extent permitted by order of the Bankruptcy Court), all Restructuring Fees and Expenses shall be paid in full in cash by the Company Parties on a regular and continuing basis promptly, and in any event within ten (10) Business Days, following receipt of a summary invoice (which may be redacted or limited to ensure the maintenance of all applicable legal privileges but shall otherwise comply with the requirements set forth in the applicable engagement letter); (c) upon termination of this Agreement as to any Party, all Restructuring Fees and Expenses incurred up to (and including) the applicable Termination Date shall be paid in full in cash promptly, and in any event within ten (10) Business Days, following receipt of a summary invoice; and (d) on the Plan Effective Date, all Restructuring Fees and Expenses incurred up to (and including) the Plan Effective Date shall be paid in full in cash against receipt of a summary invoice; provided, that in each case, such payment of Restructuring Fees and Expenses shall comply with any orders, procedures, or rules of the Bankruptcy Court and the Bankruptcy Code, as applicable; provided, further, that any earned and payable restructuring, sale, success, or other transaction or similar fee shall be paid from the proceeds of the DIP Facility or the Debtors’ cash on hand, and NewCo shall not be responsible therefor. The Consenting Funded Debt Parties and Ayrmid shall not be required to file any application with, or obtain the approval of, the Bankruptcy Court as a condition to the payment of Restructuring Fees and Expenses, and no recipient of Restructuring Fees and Expenses shall be required to file a fee application or comply with the U.S. Trustee guidelines in respect thereof. The Plan, the DIP Orders, and any other applicable order of the Bankruptcy Court shall contain provisions giving effect to the obligations under this Section 16.21.

(b) Whether or not the Restructuring Transactions are consummated, the Company Parties hereby agree, on a joint and several basis, to pay in cash the Royalty Investors Fees, subject to the terms set forth in the definition thereof, as follows: (a) after the Petition Date, pursuant to the terms of the DIP Orders; (b) upon termination of this Agreement as to any Party other than termination as to the Consenting Royalty Investors on account of a material breach of this Agreement by the Consenting Royalty Investors, all Royalty Investors Fees incurred up to (and including) the applicable Termination Date shall be paid in full in cash promptly, and in any event within ten (10) Business Days, following receipt of a summary invoice; and (c) on the Plan

Effective Date, all Royalty Investors Fees incurred up to (and including) the Plan Effective Date shall be paid in full in cash against receipt of a summary invoice; provided, that in each case, such payment of Royalty Investors Fees shall comply with any orders, procedures, or rules of the Bankruptcy Court and the Bankruptcy Code, as applicable. The advisors to the Consenting Royalty Investors shall not be required to file any application with, or obtain the approval of, the Bankruptcy Court as a condition to the payment of the Royalty Investors Fees, and no recipient of Royalty Investors Fees shall be required to file a fee application or comply with the U.S. Trustee guidelines in respect thereof. The Plan, the DIP Orders, and any other applicable order of the Bankruptcy Court shall contain provisions giving effect to the obligations under this Section 16.21.

16.22. September 2026 Forbearance Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall (a) constitute an amendment, modification, waiver, or termination of any term or provision of, or alter or diminish any right, remedy, obligation, or protection under, the September 2026 Forbearance Agreement or the Fee Agreement, (b) constitute a waiver of, or a forbearance with respect to, any “Default” or “Event of Default” (as defined in or under the Term Loan Credit Agreement, the 2028 Indenture, the 2029 Indenture, or the Royalty Agreement, as applicable), whether or not forborne or waived under the September 2026 Forbearance Agreement, (c) extend, shorten, or otherwise modify the “Forbearance Period” under the September 2026 Forbearance Agreement or affect the occurrence of any “Forbearance Termination Event” thereunder, (d) affect any Consenting Stakeholder’s right (to the extent it is party to the September 2026 Forbearance Agreement) to terminate the September 2026 Forbearance Agreement, (e) impair or release any obligation of any Company Party to pay any fees, expenses, or other consideration payable under the September 2026 Forbearance Agreement or the Fee Agreement, or (f) constitute a termination or release of any liens on, or security interests in, any assets or properties of the Company Parties securing the obligations under the Term Loan Credit Agreement, the 2028 Indenture, the 2029 Indenture, or the Royalty Agreement. The September 2026 Forbearance Agreement and the Fee Agreement shall each remain in full force and effect in accordance with their respective terms, and in the event of any conflict between this Agreement and the September 2026 Forbearance Agreement or the Fee Agreement, the September 2026 Forbearance Agreement or the Fee Agreement, as applicable, shall govern and control.

16.23. Disclosure; Publicity. The Company Parties shall submit drafts to the Ad Hoc Group Advisors and Ayrmid Advisors of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days before making any such disclosure, and shall afford the Ad Hoc Group Advisors and Ayrmid Advisors a reasonable opportunity to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith; provided, that if delivery of such document at least two (2) Business Days in advance of such disclosure is impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable. Except as required by Law (including any rules set by the Securities and Exchange Commission, stock exchange rules, or order from the Bankruptcy Court), no Party or its advisors shall use the name of any member of the Ad Hoc Group or Ayrmid in any public manner (including in any press release or public filing) with respect to this Agreement, the Restructuring Transactions, or any of the Definitive Documents without such member’s or Ayrmid’s, as applicable, prior written consent (which consent may be given by counsel). The Ad Hoc Group Advisors and Ayrmid Advisors shall submit drafts to the Company Parties of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) Business Days before making any such disclosure, and shall afford the Company Parties a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. This Section 16.23 shall not apply to the disclosure of Ayrmid’s identity in any filing with the Bankruptcy Court, as determined by the Company Parties in their reasonable discretion.

16.24. Confidentiality and Redactions. No Party shall disclose to any Entity (including, for the avoidance of doubt, any other Consenting Stakeholder) the principal amount, number of shares, or percentage of any Company Claims/Interests held by any Consenting Stakeholder; provided, that: (a) a Party may disclose the foregoing information as may be required by applicable Law, including order, procedure, or rule of the Bankruptcy Court; (b) the Parties shall be permitted to disclose the foregoing information at any time to the legal, accounting, financial, and other advisors to the Company Parties, to the Ad Hoc Group Advisors and to the Ayrmid Advisors; and (c) the Company Parties shall be permitted to disclose at any time (i) the foregoing information on a confidential basis to their affiliates and (ii) the aggregate principal amount of, and aggregate percentage of, any class of Company Claims/Interests held by the Consenting Stakeholders collectively. The Consenting Stakeholders hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law; provided, that (x) if any of the Company Parties determines that it is required to attach a copy of this Agreement, any Transfer Agreement, or any Joinder to any Definitive Document or any other filing or similar document relating to the Restructuring Transactions, it shall redact any reference to or concerning any specific Consenting Stakeholder’s holdings of Company Claims/Interests and the identity of such Consenting Stakeholder, to the extent permitted by applicable Law, and (y) if disclosure of additional identifying information of any Consenting Stakeholder is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each affected Consenting Stakeholder (which shall have the right to seek a protective order before such disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Transfer Agreement, or any Joinder, which redacted closing sets may be shared with the Consenting Stakeholders; provided, that the unredacted “closing sets” shall be provided to the Ad Hoc Group Advisors on a “professional eyes only” basis.

16.25. Identified Business Unit(s), Platform(s), and/or Trading Desk(s). For the avoidance of doubt, where a Consenting Stakeholder enters into or accedes to this Agreement through one or more identified business unit(s), platform(s), and/or trading desk(s) in respect of any Company Claims/Interests (as specified in the signature page to this Agreement, a Transfer Agreement, or a Joinder), the terms of this Agreement shall apply only to that identified business unit(s), platform(s), and/or trading desk(s) and not to any other business unit(s), platform(s), trading desk(s), and/or affiliate(s) within the legal Entity that has not signed or acceded to this Agreement (in accordance with the terms of this Agreement) separately in respect of any Company Claims/Interests or other debt or other instrument that it legally or beneficially owns, and, therefore, such Consenting Stakeholder shall not be required to procure compliance with this Agreement on behalf of such other business unit(s), platform(s), and/or trading desk(s) within that legal Entity.

16.26. Highbridge/Ayrmid Matters. Notwithstanding anything to the contrary in this Agreement or any Definitive Document, the Parties acknowledge and agree as follows:

(a) Subject to Section 16.26(c), unless and until Ayrmid irrevocably withdraws from the sale process in writing given in accordance with Section 16.10, the Highbridge Funds shall be walled off from, and shall recuse themselves from, all Ad Hoc Group discussions, negotiations, and positions regarding any Sale Process Matter. The terms of other bids shall not be shared with the Highbridge Funds or their advisors, and no information regarding any Sale Process Matter shared with the Ad Hoc Group shall be shared with Ayrmid or with any personnel or advisors of the Highbridge Funds acting in a Bidder Capacity.

(b) Except as set forth in the following proviso, and unless and until Ayrmid irrevocably withdraws from the sale process in writing given in accordance with Section 16.10, for purposes of determining whether any consent, approval, direction, or waiver with respect to a Sale Process Matter has been given or obtained by the Required Consenting Funded Debt Parties, the Required Consenting 1L Lenders, the Required Consenting 2028 Noteholders, or the Required Consenting 2029 Noteholders, as applicable, the Highbridge Funds and their Company Claims/Interests shall be excluded from both the numerator and the denominator of such determination, and any requirement that such group include at least two (2) unaffiliated holders shall be applied without regard to the Highbridge Funds; provided, that notwithstanding the foregoing restriction, in the event the vote of the Highbridge Funds is necessary to obtain requisite lender approval under the Term Loan Credit Agreement, the 2028 Indenture, the 2029 Indenture, or any other applicable document, appropriate protocols will be implemented at such time to permit the Highbridge Funds to make an informed vote without prejudice to the applicable Sale Process Matter.

(c) Ayrmid will receive diligence solely through the Company Parties and their advisors, and on the same terms as other bidders. Ayrmid shall be permitted to share such information with the Highbridge Funds. Any material information provided to Ayrmid that other bidders have not received will be made available to all qualified bidders. Information provided to the Highbridge Funds in their Lender Capacity (including forecasts, liquidity reporting, and diligence prepared for lenders, including pursuant to Section 9.01) will not be shared by the Highbridge Funds with the Ayrmid bidder team.

(d) Neither the Highbridge Funds nor Ayrmid will enter into any agreement, arrangement, or understanding with any other actual or potential bidder regarding bidding for or refraining from bidding on the Company Parties’ assets.

(e) The Highbridge Funds may participate in forbearance and debtor-in-possession financing discussions, negotiations, and structuring, including with respect to the September 2026 Forbearance Agreement, the DIP Facility, and the DIP Documents, to the same extent as any other lender in the Ad Hoc Group, except with respect to any Sale Process Matter.

(f) Notwithstanding anything to the contrary set forth herein, the Highbridge Funds shall be entitled to receive distributions on account of their secured debt claims on an equal pro rata basis with any similarly situated secured creditor on account of such claims, and the Highbridge Funds shall not be excluded from any protections, indemnifications, participation opportunities, or any other treatment afforded to such similarly situated secured creditors, including under Section 16.21.

16.27. Ayrmid Back-Up Bidder Rights and Obligations. Notwithstanding anything to the contrary in this Agreement or any Definitive Document, if the Debtors select an Acceptable Alternative Transaction as the successful bid and Ayrmid is selected as the back-up bidder (in accordance with the Bidding Procedures Order), then from the date of such selection until the earlier of (a) the Debtors’ determination (subject to the consent of the Required Consenting Funded Debt Parties) to proceed with the Ayrmid Transaction (upon which Ayrmid’s rights hereunder shall be reinstated) and (b) the Ayrmid Outside Date: (i) Ayrmid shall remain obligated to serve as the back-up bidder through the Ayrmid Outside Date; and (ii) Ayrmid shall have no consent or approval rights under this Agreement or with respect to any Definitive Document, and no Ayrmid Termination Event shall apply or be deemed to have occurred (other than Section 14.03(a)(xi) solely with respect to the Milestone set forth in Section 4.01(b)(iii)); provided that Ayrmid shall retain such rights solely to the extent necessary to prevent (1) any extension of its obligation to serve as a back-up bidder beyond the Ayrmid Outside Date or (2) any impairment of the Bid Protections or Ayrmid’s right to payment (including with respect to Milestones related to the Bid Protections) thereof under this Agreement and the Bidding Procedures Order.

16.28. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages Follow]

Company Party’s Signature Page to

the Restructuring Support Agreement

KARYOPHARM THERAPEUTICS INC.

/s/ Richard Paulson
Name: Richard Paulson
Title: President and Chief Executive Officer

Address: Karyopharm Therapeutics Inc. 85 Wells Avenue, Suite 210
Newton, Massachusetts 02459

E-mail address(es): [***]

Company Party’s Signature Page to

the Restructuring Support Agreement

KPT TEXAS LLC

/s/ Michael Mano
Name: Michael Mano
Title: Executive Vice President, Chief Legal Officer and Secretary

Address: Karyopharm Therapeutics Inc. 85 Wells Avenue, Suite 210
Newton, Massachusetts 02459

E-mail address(es): [***]

Consenting Stakeholder’s Signature Page to

the Restructuring Support Agreement

[***]

Ayrmid Signature Page to

the Restructuring Support Agreement

AYRMID LTD.

/s/ Rory Peter Nealon
Name: Rory Peter Nealon
Title: Chief Financial Officer

EXHIBIT A

Company Parties

1.	Karyopharm Therapeutics Inc.

2.	KPT Texas LLC

EXHIBIT B

Plan

[***]

EXHIBIT C

Disclosure Statement

[***]

EXHIBIT D

DIP Term Sheet

[***]

EXHIBIT E

Ayrmid Transaction Term Sheet

KARYOPHARM THERAPEUTICS INC., et al.

AYRMID TRANSACTION TERM SHEET

THIS TERM SHEET (“TERM SHEET”) SETS FORTH THE MATERIAL TERMS OF A PROPOSED REORGANIZATION OF KARYOPHARM THERAPEUTICS INC. (“KPTI”) AND ITS AFFILIATED DEBTOR-IN-POSSESSION (COLLECTIVELY, THE “DEBTORS”) IN THEIR JOINTLY ADMINISTERED BANKRUPTCY CASES (THE “CHAPTER 11 CASES”) TO BE FILED IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE “BANKRUPTCY COURT”).

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTORS, NOR IS IT A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET AND THE TRANSACTIONS DESCRIBED HEREIN ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH HEREIN AND THEREIN.

THIS TERM SHEET IS PRESENTED FOR DISCUSSION AND SETTLEMENT PURPOSES, AND IS ENTITLED TO PROTECTION FROM ANY USE OR DISCLOSURE TO ANY PERSON PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER RULE OF SIMILAR IMPORT. NO BINDING OBLIGATIONS WILL BE CREATED BY THIS TERM SHEET UNLESS AND UNTIL SIGNATURE PAGES TO THE RSA ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

In connection with the restructuring and related funding transactions described in this Term Sheet, in each case solely to the extent implemented in connection with, and as part of, the Ayrmid Merger (as defined below) (and, for the avoidance of doubt, excluding any transaction that does not include the Ayrmid Merger) (collectively, the “Ayrmid Transaction”), reference is made to the following: (i) the obligations under that certain Indenture, dated as of October 10, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2028 Indenture”), by and among KPTI, as issuer, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as Trustee (the “2028 Trustee”), pursuant to which, among other things, KPTI issued 9.00% convertible senior notes due 2028 in an original principal amount of not less than $15,000,000 (the “2028 Notes,” and all obligations thereunder, the “2028 Notes Obligations,” and the holders thereof, the “2028 Noteholders”), (ii) the obligations under that certain Indenture, dated as of October 10, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2029 Indenture”), by and among KPTI, as issuer, the guarantors party thereto and Wilmington Savings Fund Society, FSB, as Trustee (the “2029

Trustee”), pursuant to which, among other things, KPTI issued 9.00% convertible senior notes due 2029 in an aggregate original amount of not less than $103,502,450 (the “2029 Notes,” and all obligations thereunder, the “2029 Notes Obligations,” and the holders thereof, the “2029 Noteholders”), (iii) the obligations under that certain Credit and Guaranty Agreement, dated as of May 8, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “KPTI Credit Agreement”), by and among KPTI, as borrower, the guarantors thereunder, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent (in such capacities, together with its successors and assigns in such capacities, the “KPTI Facility Agent”) and the lenders from time to time party thereto (the “KPTI Term Loan Lenders”) in an original principal amount of not less than $100,000,000 (the “KPTI Term Loan 1L Obligations”), (iv) the “Revenue Interests” (as defined in the KPTI RIFA) and all other obligations owing under that certain Revenue Interest Financing Agreement, dated September 14, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “KPTI RIFA”), by and among KPTI, as the company, Healthcare Royalty Partners III, L.P., Healthcare Royalty Partners IV, L.P., HCRx Investments Holdco, LLC, HCR Canary Fund, L.P., and HCR Molag Fund, L.P., as investors (together, with their successors and permitted assigns, the “KPTI RIFA Investors”), HealthCare Royalty Management, LLC, as investor representative (the “Investor Representative”), and HCR Karyopharm SPV, LLC, as collateral agent (the “Royalty Collateral Agent”), in the full amount owing thereunder (including the unpaid Hard Cap (as defined in the KPTI RIFA) and all other Obligations (as defined in the KPTI RIFA), the “KPTI RIFA Obligations”), (v) the obligations under that certain Loan and Security Agreement, dated as of December 12, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Ayrmid LSA”), by and among Gamida Cell Inc., as borrower (“Gamida (US)”), Gamida Cell Ltd., as guarantor (“Gamida (Israel)”), Ayrmid Ltd. (“Ayrmid”), as holdings, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, and the lenders party thereto from time to time, and (vi) that certain Restructuring Support Agreement, dated as of November 2, 2026 (the “RSA”), by and among the Debtors, the KPTI Term Loan Lenders party thereto, the 2028 Noteholders party thereto, the 2029 Noteholders party thereto, the Investor Representative, the holders of Existing Preferred Interests party thereto (the “Consenting Preferred Shareholders”), and Ayrmid (collectively, the “RSA Parties”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the RSA.

Term	Description
Overview
Material Plan Terms

The Debtors will file a chapter 11 plan (the “Plan”) and disclosure statement providing for, or otherwise effectuating on the Effective Date, among other things, the following:

•

100% of the common equity of Reorganized KPTI[2] (the “KPTI Plan Consideration”), which shall be allocated as follows:

a.   36.096% to 37.029% pro rata to the KPTI Term Loan Lenders in full and final satisfaction of their KPTI Term Loan 1L Obligations (the “1L Plan Consideration”);

b.  6.439% to 6.606% pro rata to the 2028 Noteholders in full and final satisfaction of their 2028 Notes Obligations (the “2028 Noteholder Plan Consideration”);

c.   33.259% to 34.119% pro rata to the 2029 Noteholders in full and final satisfaction of their 2029 Notes Obligations (the “2029 Noteholder Plan Consideration”);

d.  0% to 2.521% pro rata to the DIP Lenders in full and final satisfaction of their DIP Overage Claims (as defined below) (the “DIP Overage Plan Consideration”); and

e.   21.685% to 22.246% pro rata to the DIP Lenders in full and final satisfaction of their Roll-Up DIP Claims (as defined below) (the “Roll-Up Plan Consideration”).

•

General Unsecured Claims shall be paid in full/otherwise rendered unimpaired.

•

On the Effective Date, unless the Debtors select an Acceptable Alternative Transaction as the Successful Bid (as described below) in accordance with the Bidding Procedures Order, Reorganized KPTI and Ayrmid shall effect a business combination transaction directly or through one or more of their respective existing or newly-formed affiliates (the surviving parent entity of the combined business, “NewCo”) on the terms and conditions as agreed to by the Debtors, the Required Consenting Funded Debt Parties and Ayrmid (the “Ayrmid Merger”).

•

The “Effective Date” of the Plan shall mean: (a) the first Business Day after the entry of the order confirming the Plan (the “Confirmation Order”) on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions precedent to effectiveness of the Plan have been satisfied or waived in accordance with the Plan; or (b) such other date as may be mutually agreed to by the Debtors, the Required Consenting Funded Debt Parties and Ayrmid.

Ayrmid Merger

If the Ayrmid Merger is consummated:

1.  NewCo (or such other borrower identified in the relevant documentation) and the applicable guarantors will enter into an exit facility of up to $135,000,000 in new money (the “NewCo Facility,” and the commitments and loans thereunder, the “NewCo Facility Commitments” and the “NewCo Facility Loans,” respectively), the proceeds of which shall be available to be drawn in full on the

[2]	“Reorganized KPTI” means KPTI, as reorganized on the Effective Date in accordance with the Plan.

Term	Description

    Effective Date and used to refinance up to $50,000,000 of DIP Claims in cash (and, if the outstanding DIP Claims are equal to or less than $50,000,000, then in full), pay cure costs and other expenses of the Debtors under the Plan, and fund working capital needs, subject to the DIP Budget (as defined in the RSA).

2.  Contemporaneously with, and as consideration for, the Ayrmid Merger:

a.   the DIP Lenders, the 2028 Noteholders, the 2029 Noteholders and the KPTI Term Loan Lenders shall receive, in exchange for 100% of the common equity of Reorganized KPTI, and the organizational documents of NewCo and the documentation for the Ayrmid Merger shall provide, to the extent applicable, that the holders of the common equity of Reorganized KPTI shall receive, (i) their applicable pro rata share (based on each holder’s holdings of the common equity of Reorganized KPTI) of 55% of the issued and outstanding common equity of NewCo as of the Effective Date (subject to dilution solely by the Omisirge Contingent Equity and any applicable management incentive plan (the “MIP”)) and (ii) contingent payments pursuant to the terms and subject to the conditions of the MF CVR Agreement,[3] which shall provide:

i.   a synthetic royalty will be triggered upon FDA approval of any application or supplement submitted to the FDA by KPTI or NewCo (including, without limitation, the supplemental New Drug Application to the FDA submitted by KPTI on or about August 31, 2026) seeking accelerated approval of XPOVIO® (selinexor) for any use in the treatment of myelofibrosis;

ii.  the synthetic royalty will commence on the first commercial sale of XPOVIO® (selinexor) for patients with myelofibrosis and will terminate on the earlier of (1) seven years after such first commercial sale and (2) generic entry into the market; and

iii.   the synthetic royalty, to be based on net sales of XPOVIO® (selinexor) for patients with myelofibrosis, will be equal to: (1) 20.00% of such net sales if myelofibrosis is added to the label of approved uses for XPOVIO® (selinexor) on or prior to December 31, 2027 and (2) 15.00% of such net sales if approved at any time thereafter;

[3]

“MF CVRs” means the contingent value rights entitling the holders thereof to contingent payments in respect of a synthetic royalty in the proceeds of XPOVIO® (selinexor) for patients with myelofibrosis, pursuant to the terms and subject to the conditions of a contingent value rights agreement to be entered into with NewCo (the “MF CVR Agreement”).

Term	Description

b.  the holders of equity interests in Ayrmid (the “Ayrmid Equity Holders”) shall receive (or otherwise retain) 45.00% of all issued and outstanding common equity of NewCo as of the Effective Date after giving effect to the Ayrmid Merger (which shall be subject to dilution by any applicable MIP but not subject to dilution by the Omisirge Contingent Equity) and the right to receive the Omisirge Contingent Equity, and the organizational documents of NewCo and the documentation for the Ayrmid Merger shall provide, to the extent applicable, that the Ayrmid Equity Holders shall receive:

i.   up to an additional 6.50% of the issued and outstanding common equity of NewCo as of the Effective Date if global Omisirge net revenues for fiscal year 2028 exceed $70,000,000, with such amount of additional common equity increasing linearly from 0% at $70,000,000 of global Omisirge net revenue to 6.50% at $100,000,000 of global Omisirge net revenue, and

ii.  up to an additional 2.00% of the issued and outstanding common equity of NewCo as of the Effective Date if global Omisirge net revenues for fiscal year 2028 exceed $100,000,000, with such amount of additional common equity increasing linearly from 0% at $100,000,000 of global Omisirge net revenue to 2.00% at $120,000,000 of global Omisirge net revenue.

3.  In addition, on the Effective Date, the liens and obligations under the Ayrmid LSA will be addressed in a manner acceptable to the 2028 Noteholders, the 2029 Noteholders, the KPTI Term Loan Lenders and the Ayrmid LSA lenders; provided, that any liens and obligations with respect to the Ayrmid LSA (or any successor obligations thereto) shall be equitized into pre-Plan Effective Date Ayrmid or structurally subordinated in their entirety to claims against, and equity interests in, NewCo, in each case in a manner acceptable to the Required Consenting Funded Debt Parties in their sole discretion.

KPTI RIFA Obligations	Each KPTI RIFA Investor shall receive a pro rata share of revenue interests under a new royalty instrument (the “HCRx Royalty Agreement”) entered into by NewCo and each of its subsidiaries that owns or controls any selinexor assets, on the one hand, and the KPTI RIFA Investors (or their designee) and the Royalty Collateral Agent (or another collateral agent designated by the KPTI RIFA Investors), on the other hand, for payment of 3% of net revenues to NewCo from all selinexor products (including XPOVIO® (selinexor) in combination with ruxolitinib for myelofibrosis) over a period of five (5) years following the Effective Date, which such interest shall be unsecured (such revenue interests, the “KPTI RIFA Consideration”). The HCRx Royalty Agreement shall include a liquidated damages provision, which shall be set at a value equal to $18.75 million.

Term	Description

HCRx may pursue an acquisition of KPTI’s interests in certain other royalty agreements in an amount up to $35 million, with any diligence to be conducted within the sale milestone process outlined herein; provided, however, that there shall be no obligation or requirement for the Debtors or NewCo to consummate such a sale; provided, further, that any such sale shall be subject to the consent of the Required Consenting Funded Debt Parties and the Debtors and, to the extent that the Debtors have not selected an Acceptable Alternative Transaction, Ayrmid.

The HCRx Royalty Agreement shall be in form and substance acceptable to the KPTI RIFA Investors, the Required Consenting Funded Debt Parties, and Ayrmid and the proposed treatment of the KPTI RIFA Obligations as outlined herein may not be amended, modified, or supplemented without the prior written consent of the KPTI RIFA Investors.

DIP Facility

The KPTI Term Loan Lenders (in such capacity, the “DIP Lenders”) will have provided KPTI with a debtor-in-possession financing facility (the “DIP Facility,” and the documents related thereto, interim and final orders approving the same, and ancillary documentation, the “DIP Facility Documents”) on the terms set forth in the term sheet annexed to the RSA (the “DIP Term Sheet”).

The DIP Facility shall provide for the “DIP Loans,” which shall consist of: (a) the new money term loans made available to the Debtors under the DIP Facility in an aggregate principal amount of up to $55,000,000, as more fully set forth in the DIP Facility Documents (the “DIP New Money Loans”); and (b) the junior loans under the DIP Facility deemed made upon the conversion, in accordance with the DIP Facility Documents, of KPTI Term Loan 1L Obligations into DIP Loans in an amount equal to $1.00 of KPTI Term Loan 1L Obligations for each $1.00 of DIP New Money Loans funded, as more fully set forth in the DIP Facility Documents (the “DIP Roll-Up Loans”).

Executory Contracts and Unexpired Leases	Except as otherwise provided in the Plan, all executory contracts and unexpired leases not otherwise assumed or rejected will be deemed assumed in accordance with the provisions and requirements of the Bankruptcy Code, other than those that: (a) are identified by a schedule of rejected executory contracts and unexpired leases; (b) have previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date; provided that the employee and employment agreements relating to the severance and COBRA entitlements set forth on Annex A shall be assumed (subject to the limitations in amount on Annex A) notwithstanding anything to the contrary herein.

Term	Description

Management Incentive Plan	On or after the Effective Date, NewCo shall implement the MIP on terms acceptable to Ayrmid and the Required Consenting Funded Debt Parties and approved by NewCo’s post-merger board.

Indemnification Claims	All indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed by a newly-formed entity, which may be an Affiliate of NewCo (the “Indemnification Entity”), in scope acceptable to KPTI, Ayrmid, and the Required Consenting Funded Debt Parties and in scope no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date. The obligations assumed by the Indemnification Entity shall include, for the avoidance of doubt, the obligation to fund and pay, as and when due, any self-insured retention, deductible, or similar amount required to be borne by the insureds under any of the D&O Liability Insurance Policies (including any runoff or tail policies) in connection with any claim thereunder against any such current or former director, officer, manager, employee, attorney, accountant, investment banker, or other professional of the Debtors. The obligations of the Indemnification Entity in respect of such indemnification provisions (including any such self-insured retention or deductible amounts) shall be supported by an intercompany promissory note in the principal amount of $2,500,000 issued by NewCo or an Affiliate of NewCo in favor of the Indemnification Entity on the Effective Date, on terms acceptable to KPTI, Ayrmid, and the Required Consenting Funded Debt Parties, and the Indemnification Entity shall not incur any indebtedness or other obligations other than the indemnification obligations assumed pursuant to the Plan.

Treatment of Claims and Interests if the Ayrmid Merger Is Consummated

Unclassified Claims

Administrative, Priority Tax, and Other Priority Claims	On or as soon as practicable after the later to occur of (a) the Effective Date and (b) the date on which such claim becomes due in the ordinary course of business, each holder of an allowed Administrative Expense Claim or Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such holder’s Administrative Expense Claim or Priority Tax Claim, (i) cash equal to the unpaid portion of such allowed Claim, (ii) such treatment as is consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (iii) such other treatment as may be agreed by the holder of such allowed Claim and the Debtors, and as is consistent with the DIP Budget or otherwise with the consent of the Required Consenting Funded Debt Parties.

Term	Description
Not classified – non-voting.

DIP Claims

In full and final satisfaction, compromise, settlement, release, and discharge of all obligations owing to the DIP Lenders under the DIP Facility Documents (collectively, the “DIP Claims”), except to the extent that the DIP Agent or a DIP Lender agrees to less favorable treatment with respect to such DIP Lender’s DIP Claim, on the Effective Date, if the Ayrmid Merger is consummated, each DIP Lender shall receive:

(a)   on account of its allowed DIP Claims in respect of the DIP New Money Loans:

i.   its pro rata share of:

1.  up to $50,000,000 of cash loan proceeds funded under the NewCo Facility; plus

2.  any unrestricted cash (excluding, for the avoidance of doubt, proceeds of the NewCo Facility) on the balance sheet of the Debtors upon the consummation of the Ayrmid Transaction after funding: (A) the Carve-Out, (B) amounts allocated to the wind-down of Karyopharm Europe GmbH; and (C) amounts that the Debtors have reasonably estimated are necessary to pay allowed Administrative Expense Claims (including any amounts for professional advisors); and (D) amounts set forth in the DIP Budget allocated to allowed General Unsecured Claims that have not yet been paid (collectively, the purposes set forth in clauses (A) through (D), the “Reserved Purposes”); plus

3.  after payment for the Reserved Purposes, any remaining unrestricted cash on the balance sheet of the Debtors;

ii.  on account of the remainder (if any) of its allowed DIP Claims in respect of the DIP New Money Loans after application of the cash described in the foregoing clause (i) (such remainder, the “DIP Overage Claims”), its pro rata share of the DIP Overage Plan Consideration; and

(b)   on account of its allowed DIP Claims in respect of the DIP Roll-Up Loans (the “Roll-Up DIP Claims”), its pro rata share of the Roll-Up Plan Consideration.

Nothing in this provision shall affect or dilute the 45.00% of NewCo equity received or otherwise retained by the Ayrmid Equity Holders.

Term	Description

Not classified – non-voting.

Classes of Claims or Interests

Other Secured Claims

On or as soon as practicable after the Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any secured claim that is not an Administrative Expense Claim, Priority Tax Claim or DIP Claim (an “Other Secured Claim”), the holder of such Other Secured Claim shall receive (a) payment in cash in an amount equal to such Other Secured Claim, (b) the collateral securing such Other Secured Claim, (c) reinstatement of its Other Secured Claim, or (d) such other treatment so as to render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Unimpaired – deemed to accept.

Priority Non-Tax Claims

In full and final satisfaction, compromise, settlement, release, and discharge of each allowed Priority Non-Tax Claim, except to the extent that a holder of an allowed Priority Non-Tax Claim agrees to less favorable treatment, each holder of an allowed Priority Non-Tax Claim shall receive (a) cash in an amount equal to such allowed Claim or (b) such other treatment that will render such allowed Priority Non-Tax Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

Unimpaired – deemed to accept.

KPTI Term Loan 1L Obligations	The KPTI Term Loan Lenders shall receive their pro rata share of the 1L Plan Consideration on account of all claims related to the KPTI Term Loan 1L Obligations. Impaired – entitled to vote.

2028 Notes Obligations	The 2028 Noteholders shall receive their pro rata share of the 2028 Noteholder Plan Consideration on account of all claims related to the 2028 Notes Obligations. Impaired – entitled to vote.

2029 Notes Obligations	The 2029 Noteholders shall receive their pro rata share of the 2029 Noteholder Plan Consideration on account of all claims related to the 2029 Notes Obligations. Impaired – entitled to vote.

KPTI RIFA Obligations	The KPTI RIFA Investors shall receive their pro rata share of the KPTI RIFA Consideration on account of all claims related to the KPTI RIFA Obligations, unless any of the KPTI RIFA Investors agree to less favorable treatment with respect to such KPTI RIFA Obligations. The KPTI RIFA Obligations may be classified separately from the 2028 Notes Obligations and the 2029 Notes Obligations.

Term	Description
Impaired – entitled to vote.

General Unsecured Claims

In full and final satisfaction, compromise, settlement, release, and discharge of each allowed General Unsecured Claim, except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment, on the Effective Date, or as soon as practicable thereafter, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course as if the Chapter 11 Cases had never been commenced.

Unimpaired – deemed to accept.

Intercompany Claims

On the Effective Date, any and all Intercompany Claims shall, at the option of the Debtors with the consent of the Required Consenting Funded Debt Parties, be (a) extinguished, canceled and/or discharged on the Effective Date, (b) reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left unimpaired, or (c) otherwise addressed such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims. To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

Not entitled to vote.

Existing Preferred Interests

On the Effective Date, each holder of an allowed Existing Preferred Interest shall receive no distribution on account of such interests, and all Existing Preferred Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Not entitled to vote.

Existing Common Stock Interests

On the Effective Date, each holder of an allowed Existing Common Stock Interest shall receive no distribution on account of such interests, and all Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Not entitled to vote.

Other Equity Interests	On the Effective Date, each holder of an allowed Other Equity Interest shall receive no distribution on account of such interests, and all Other Equity Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Term	Description
Not entitled to vote.

Existing Intercompany Equity Interests

On the Effective Date, each holder of an allowed Existing Intercompany Equity Interest shall receive no distribution on account of its Existing Intercompany Equity Interest, which shall, at the election of the Debtors with the consent of the Required Consenting Funded Debt Parties, be (a) extinguished, canceled or discharged on the Effective Date or (b) reinstated and otherwise survive the Debtors’ restructuring by virtue of such Existing Intercompany Equity Interest being left unimpaired.

Not entitled to vote.

Other

Tax Structure	The Ayrmid Transaction contemplated by this Term Sheet will be structured in a manner reasonably acceptable to the Debtors, the Required Consenting Funded Debt Parties and Ayrmid and that, to the extent reasonably practicable: (a) minimizes any cash taxes payable as a result of the consummation of the Ayrmid Transaction; (b) maximizes the favorable tax attributes (including tax basis) of KPTI and NewCo and their respective subsidiaries going forward; and (c) otherwise achieves such tax-planning outcomes as reasonably requested by the Debtors, the Required Consenting Funded Debt Parties and Ayrmid.

Transaction Expenses	Pursuant to the Plan, the Debtors shall pay, on or prior to the Effective Date, the fees, costs and expenses of: (a) to the extent approved by order of the Bankruptcy Court, Sidley Austin LLP, Centerview Partners LLC, FTI Consulting, Inc., Stretto, Inc., and Ernst & Young LLP, as counsel, investment banker, financial advisor, claims and noticing agent, and accountant, respectively, to KPTI; (b) Latham & Watkins LLP, Haynes and Boone LLP, and Houlihan Lokey Capital, Inc., as counsel, local counsel, and investment banker, respectively, to the Ad Hoc Group; and (c) Hogan Lovells Cadwalader US LLP (“HLC”) and Stifel Financial Corp. (“Stifel”), as counsel and investment banker, respectively, to the KPTI RIFA Investors; provided, with respect to clause (c), (i) amounts payable to HLC in excess of $600,000 shall be subject to objection, and (ii) with respect to Stifel, amounts payable shall include (x) monthly fees of $150,000 solely to the extent accruing from the Petition Date until the closing of the Ayrmid Transaction or an Acceptable Alternative Transaction and (y) solely in the event of the consummation of an Acceptable Alternative Transaction, (A) if transaction proceeds are sufficient to pay all Funded Debt outstanding in full and in cash, then a $1,000,000 deferred fee, or (B) if transaction proceeds are insufficient to pay all Funded Debt outstanding in full in cash, then a $500,000 deferred fee, in each case payable upon consummation of such Acceptable Alternative Transaction and solely from the proceeds thereof.

Term	Description
NewCo Governance	The organizational documents of NewCo adopted on the Effective Date (and any other documents or agreements related thereto) shall be in form and substance as determined by the Required Consenting Funded Debt Parties and Ayrmid (the “NewCo Governance Documents”).

Employee Compensation and Benefits – Plans	All employee policies, and all compensation and benefits plans, policies, and programs of the Debtors applicable to their respective employees, retirees, and nonemployee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, COBRA benefits and life and accidental death and dismemberment insurance plans that are assumed as executory contracts under the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code shall be honored by NewCo in accordance with their respective terms, and NewCo shall abide by all applicable laws with respect to employee obligations; provided that such severance and COBRA benefits, for each eligible employee, retiree, and nonemployee director, shall not exceed the amounts scheduled on Annex A hereto.

Employee Compensation and Benefits – Severance

From the Effective Date through the first (1st) anniversary of the Effective Date (the “Severance Protection Period”), NewCo: (a) shall not, and shall cause its subsidiaries not to, amend or terminate any KPTI Severance Plan in any manner adverse to any Covered Employee (except as otherwise provided herein); and (b) shall provide, or shall cause its applicable subsidiaries to provide, to each Covered Employee who experiences a Qualifying Termination, severance pay and benefits no less favorable than those that the KPTI Severance Plans provide for that Covered Employee upon that termination in the amounts for each such Covered Employee not to exceed the amounts scheduled on Annex A hereto. Subject to the foregoing limitations in amount, all KPTI Severance Plans will be deemed to be, and shall be treated as, executory contracts under the Plan and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

“Covered Employee” means each individual employed by any Debtor immediately before the Effective Date, other than any individual who is then an “executive officer” of KPTI (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) (the “Exchange Act”).

“KPTI Severance Plans” means each severance, separation pay, salary continuation, and termination pay or benefits plan, policy, program, guideline, and practice of the Debtors, whether written or unwritten, as in effect on the date of the RSA; provided, that any obligations owed to Covered Employees under the KPTI Severance Plans as of the Effective Date shall not exceed the amounts set forth on Annex A hereto.

Term	Description

“Qualifying Termination” means a termination of a Covered Employee’s employment during the Severance Protection Period (a) by NewCo or any of its subsidiaries other than for cause (as defined in the applicable KPTI Severance Plan) or (b) by any Covered Employee for good reason, to the extent the applicable KPTI Severance Plan provides good reason rights or, for any Covered Employee without good reason rights under the applicable KPTI Severance Plan, following (i) a reduction in the Covered Employee’s base salary or base wage rate or (ii) a relocation of the Covered Employee’s primary work location by more than 35 miles, in each case without the Covered Employee’s written consent.

Severance pay and benefits under this provision exclude equity and equity-based awards, including any awards under any MIP. Nothing in this provision shall limit any notice or severance pay or benefits that applicable law requires, and nothing herein shall constitute an admission, or otherwise modify or limit any defenses, as to any amounts owed by NewCo to affected employees under the KPTI Severance Plans. Nothing herein shall affect NewCo’s ability to make changes to a Covered Employee’s division or direct supervisor, or similar changes to NewCo’s internal reporting lines.

The Plan and the Confirmation Order shall provide for the obligations in this provision, which shall bind NewCo and its successors and assigns.

Releases	The Plan shall provide for customary releases (including consensual third-party releases) and/or waivers, including standard carve-outs, and such other carve-outs acceptable to the Debtors, the Required Consenting Funded Debt Parties, the KPTI RIFA Investors, and Ayrmid in their sole discretion, among the Debtors, the RSA Parties, and their respective affiliates, in any capacity, and each of their respective current and former directors, officers, funds, affiliates, members, employees, partners, managers, agents, representatives, principals, consultants, and professional advisors (each in their capacity as such) (collectively, the “Released Parties”) of any and all claims, obligations (contractual or otherwise), suits, judgments, damages, rights, liabilities, or causes of action, whether known or unknown, foreseen or unforeseen, relating to any actions, transactions, events, or omissions on or before the Effective Date in any way relating to the Debtors, the Ayrmid Transaction, this Term Sheet and any related transactions.

Exculpation	Customary exculpation provisions, including all Released Parties who are estate fiduciaries (including, without limitation, all current and former officers and directors of the Debtors), including standard carve-outs, and such other carve-outs acceptable to the Debtors, the Required Consenting Funded Debt Parties and Ayrmid in their applicable sole discretion.

Term	Description
Break-Up Fee / Expense Reimbursement / Back-Up Bid

Subject to approval by the Bankruptcy Court (including, if applicable, through entry of an order approving the bidding procedures for the marketing process contemplated by the RSA (the “Bidding Procedures,” and such order, the “Bidding Procedures Order”)), in consideration of Ayrmid’s expenditure of time, effort, and resources in negotiating this Term Sheet, the RSA and the Restructuring Documents, and its commitment to serve as plan sponsor, upon the selection of a competing bid as the Successful Bid, Ayrmid shall earn and the Debtors shall be obligated to pay (a) a cash fee equal to 3.00% of $311,432,711 (the “Bid Protection Base” and, such fee, the “Break-Up Fee”); and (b) reasonable and documented out-of-pocket fees and expenses, including those of counsel, incurred in connection with negotiating and documenting this Term Sheet, the RSA and the Ayrmid Transaction but subject to an aggregate cap equal to 1.00% of the Bid Protection Base (the “Expense Reimbursement”), in each case, in accordance with the Bidding Procedures Order. The Break-Up Fee shall be payable in accordance with clause (y) of the final paragraph in this “Break-Up Fee / Expense Reimbursement / Back-Up Bid” section. Upon entry of the Bidding Procedures Order, the Break-Up Fee and Expense Reimbursement shall have administrative expense claim status pursuant to sections 105(a), 503(b), and 507(a)(2) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b)(1) and 507(a) of the Bankruptcy Code, subject and subordinate to the DIP Claims and the Carve-Out.

If, in accordance with the Bidding Procedures Order and the RSA, the Debtors (with the consent of the Required Consenting Funded Debt Parties) select an Acceptable Alternative Transaction or an Alternative Restructuring Proposal as the successful bid (the “Successful Bid,” and the bidder thereunder, the “Successful Bidder”), whether the Successful Bid is selected at the conclusion of an auction conducted pursuant to the Bidding Procedures (an “Auction”) or, if no Auction is conducted, otherwise in accordance with the Bidding Procedures Order, Ayrmid shall, if the Debtors so designate in accordance with the Bidding Procedures Order, serve as the back-up bidder (in such capacity, the “Back-Up Bidder”) and shall keep its commitment to consummate the Ayrmid Transaction on the terms set forth in this Term Sheet and the Plan (as such terms may be improved by Ayrmid at the Auction) (the “Back-Up Bid”) open and irrevocable until the earlier of (i) the consummation of the transaction contemplated by the Successful Bid and (ii) the date that is 110 days after the Petition Date (the earlier of the dates described in clauses (i) and (ii), the “Back-Up Bid Termination Date”).

Term	Description

If the Successful Bidder fails to consummate the Successful Bid on or before the Back-Up Bid Termination Date (or the Successful Bidder’s definitive agreement with the Debtors is earlier terminated), the Debtors may, by written notice to Ayrmid delivered on or prior to the Back-Up Bid Termination Date, designate the Back-Up Bid as the Successful Bid, whereupon Ayrmid shall consummate the Ayrmid Transaction in accordance with this Term Sheet, the Plan, and the Restructuring Documents (as modified to reflect any improvements made by Ayrmid at the Auction) as promptly as practicable following satisfaction or waiver of the conditions precedent to the Effective Date, and the applicable milestones under the RSA and the DIP Term Sheet shall be deemed extended to the extent reasonably necessary to accommodate consummation of the Back-Up Bid.

Notwithstanding anything to the contrary in this Term Sheet or the RSA, if Ayrmid is designated as the Back-Up Bidder, (x) the RSA shall not terminate as to Ayrmid solely by reason of the Debtors’ selection of the Successful Bid, and Ayrmid’s obligations under the RSA with respect to the Back-Up Bid shall remain in full force and effect through the Back-Up Bid Termination Date; provided, however, that from and after the selection of the Successful Bid, (1) subject to the following clause (3), all obligations of the Debtors and the other RSA Parties owed to Ayrmid under the RSA and this Term Sheet shall be suspended and shall be of no force or effect, and the Debtors and the other RSA Parties shall be free to take any and all actions in furtherance of the Successful Bid without liability to Ayrmid; (2) Ayrmid shall have no right to terminate the RSA, and no termination event under the RSA in favor of Ayrmid shall be triggered, by reason of any action or inaction of the Debtors or the other RSA Parties in furtherance of the Successful Bid; and (3) the obligations described in clause (1) shall be reinstated and shall again be in full force and effect only if, and from and after the date on which, the Debtors designate the Back-Up Bid as the Successful Bid in accordance with the preceding paragraph, with the applicable milestones under the RSA and the DIP Term Sheet deemed extended as provided therein; and (y) the Break-Up Fee and the Expense Reimbursement, to the extent earned, shall be payable to Ayrmid within three (3) Business Days after the consummation of an Acceptable Alternative Transaction or Alternative Restructuring Proposal (subject in all cases to Ayrmid’s compliance with the terms of this Term Sheet and the RSA), in each case from the proceeds of the Acceptable Alternative Transaction or Alternative Restructuring Proposal (or as otherwise provided in the Bidding Procedures Order); provided, that, for the avoidance of doubt, the Break-Up Fee and the Expense Reimbursement shall constitute an allowed superpriority administrative claim when earned; provided, further, that such superpriority administrative claim shall be junior to the Carve-Out and all DIP Claims. Ayrmid’s commitment to serve as the Back-Up Bidder shall be without prejudice to its right to the Break-Up Fee and Expense Reimbursement if the Debtors select an Acceptable Alternative Transaction or an Alternative Restructuring Proposal.

Public to Private Filing	On the Effective Date and concurrently with the consummation of the Ayrmid Transaction, KPTI shall have completed the termination of registration of all securities under sections 13 and 15(d) of the Exchange Act and will continue as a private company. Unless otherwise consented by Ayrmid and the Required Consenting Funded Debt Parties, upon consummation of the Ayrmid Merger, the NewCo shall be a privately held entity.

Term	Description
Conditions Precedent to the Effective Date

The occurrence of the Effective Date shall be subject to customary conditions precedent, including, without limitation, the following:

1.  the RSA shall not have been terminated as to all parties thereto and shall remain in full force and effect;

2.  the Confirmation Order shall have been entered and such order shall not have been reversed, stayed, vacated, or modified;

3.  the Plan, Confirmation Order, and all schedules, documents, supplements and exhibits to the Plan, and any other Restructuring Documents, shall be consistent with the terms of the RSA and this Term Sheet and subject to the consent and approval rights set forth therein;

4.  the Restructuring Documents shall have been executed and delivered and all conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with the terms thereof;

5.  the Ayrmid Merger shall have been consummated substantially contemporaneously with the occurrence of the Effective Date;

6.  all reasonable professional fees and other amounts (including any earned and payable restructuring, sale, success, or other transaction or similar fee) required to be paid hereunder, under the RSA, the DIP Facility Documents, or any Restructuring Document, or in any order of the Bankruptcy Court related thereto shall have been paid or shall have been funded in an escrow account pending the approval of such fees and expenses by the Bankruptcy Court, as applicable; for avoidance of doubt, and unless Ayrmid otherwise consents in writing, NewCo shall not be responsible for, or otherwise obligated to pay, any of the foregoing fees and expenses; and

7.  any and all requisite governmental, regulatory, and third-party approvals and consents required to implement the Plan or the Ayrmid Transaction shall have been obtained.

Restructuring Documents	Any and all agreements, instruments, pleadings, orders, and other documents, including the MF CVR Agreement, Omisirge CVR Agreement, HCRx Royalty Agreement, NewCo Governance Documents, DIP Facility Documents, NewCo Facility Documents, Plan, disclosure statement, Confirmation Order and all related exhibits, schedules, supplements, appendices, annexes, and attachments thereto that are utilized to implement or effectuate, or that otherwise relate to, the Ayrmid Transaction or the RSA (collectively, the “Restructuring Documents”) shall be consistent in all respects with the RSA (including the documentation consent and approval rights therein) and this Term Sheet.

Term	Description
Documentation	The parties shall negotiate the Restructuring Documents in good faith. Any and all documentation necessary to effectuate the Ayrmid Transaction (including, without limitation, the Restructuring Documents) shall be in form and substance consistent with this Term Sheet and the RSA and otherwise reasonably satisfactory to those parties who are party to such documentation or otherwise have consent rights specified in this Term Sheet or the RSA.

Reservation of Rights

The submission of this Term Sheet to KPTI and the other RSA Parties is without prejudice to each RSA Party’s rights to negotiate the definitive documentation required to reflect the terms hereof pursuant to the terms of the RSA.

Nothing herein is an admission of any kind. If the Ayrmid Transaction is not consummated for any reason, all parties reserve any and all of their respective rights.

Annex A

KPTI Severance and COBRA Amounts

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EXHIBIT F

Form of Transfer Agreement

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EXHIBIT G

Form of Consenting Stakeholder Joinder

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